Exhibit 10.1

AGENCY AGREEMENT

This Agency Agreement (“Agreement”) is made as of March 13, 2017, by and between Gordman’s Stores, Inc. and each of its subsidiaries (collectively, the “Merchant”) and a joint venture comprising Tiger Capital Group, LLC and Great American Group, LLC (collectively, “Agent”).

Section 1. Recitals.

WHEREAS, Merchant operates retail stores and desires that the Agent act as Merchant’s exclusive agent for the limited purposes of: (a) selling all of the Merchandise (as defined below) from Merchant’s one hundred five (105) retail store locations identified on Exhibit 1 attached hereto (each individually, a “Store,” and, collectively, the “Stores) through the Stores (as defined below) by means of a “going out of business”, “total liquidation”, “store closing”, “sale on everything”, “everything must go” or similar sale (as further described below, the “Sale”); and (b) disposing of the Owned FF&E (as defined below) in the Stores, Merchant’s distribution centers identified on Exhibit 2 (each individually, a “Distribution Center” and, collectively, the “Distribution Centers”) and Merchant’s corporate offices.

WHEREAS, Merchant is contemplating filing a chapter 11 case in the United States Bankruptcy Court for the District of Nebraska (such case, the “Bankruptcy Case” and such court the “Bankruptcy Court”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Agent and Merchant hereby agrees as follows:

Section 2. Appointment of Agent/Approval Order.

(a) Effective on the date hereof, but subject to the terms hereof and the entry of the Approval Order, the Merchant hereby irrevocably appoints Agent, and Agent hereby agrees to serve, as Merchant’s exclusive agent for the limited purpose of conducting the Sale in accordance with the terms and conditions of this Agreement.

(b) Within one (1) business day after the Petition Date, Merchant shall file an expedited motion with the Bankruptcy Court, which motion shall seek entry of an order approving this Agreement and authorizing Merchant and Agent to conduct the Sale in accordance with the terms hereof (the “Approval Order”). The Approval Order shall provide, inter alia, as follows (and shall otherwise be in form and substance reasonably acceptable to each of Agent and Merchant): (i) this Agreement (and each of the transactions contemplated hereby, including, without limitation, the Sale) is approved in its entirety; (ii) the Bankruptcy Court finds that Merchant’s decisions to (A) enter into this Agreement and (B) perform under and make payments required by this Agreement are reasonable exercises of Merchant’s sound business judgment consistent with its fiduciary duties and are in the best interests of the Merchant, its estate, its creditors, and other parties in interest; (iii) Merchant and Agent shall be authorized to take any and all actions as may be necessary or desirable to implement this Agreement and each of the transactions contemplated hereby; (iv) Agent shall be entitled to sell all Merchandise,

Additional Agent Merchandise, Merchant’s Consignment Goods, DSW Merchandise and Owned FF&E hereunder free and clear of all liens, claims, interests or encumbrances thereon (including, without limitation, any liens in favor of the Administrative Agent or any Lender), with any liens, claims, interests or encumbrances encum-bering all or any portion of the Merchandise, Additional Agent Merchandise, Merchant’s Con-signment Goods, DSW Merchandise or Owned FF&E, the Proceeds (as defined below) or any proceeds of any of the foregoing attaching only to the Guaranteed Amount and other amounts to be received by Merchant under this Agreement (provided that the Debtors shall remain obligated to pay to DSW any portion of the receipts of sales of DSW Merchandise (exclusive of Sales Taxes) required to be paid to DSW under the terms of agreements with DSW as in existence on the date hereof); (v) Agent shall have the right to use the Stores and Distribution Centers and all related Store and Distribution Center services, furniture, fixtures, equipment and other assets of the Merchant as designated hereunder for the purpose of conducting the Sale, free of any inter-ference from any entity or person, subject to compliance with the Sale Guidelines (as defined below and solely with respect to the Stores) and the Approval Order; (vi) Agent, as agent for Merchant, is authorized to conduct, advertise, post signs, utilize signwalkers, and otherwise pro-mote the Sale as a “going out of business”, “total liquidation”, “store closing”, “sale on every-thing”, “everything must go”, or similar themed sale (including without limitation by means of media advertising, interior and exterior banners, A-frames and similar signage) without further consent of any person, in accordance with the Sale Guidelines (as the same may be modified and approved by the Bankruptcy Court) and without compliance with the Liquidation Sale Laws (as defined below), subject to compliance with the Sale Guidelines and the Approval Order; (vii) Agent shall be granted a limited royalty-free license and right to use until the Sale Termination Date the trademarks, trade names, logos, e-mail lists, mailing lists, customer lists, websites, URLs, domain names, and social media sites (including, without limitation, Facebook and Twit-ter) relating to and used in connection with the operation of the Stores solely for the purposes of advertising the Sale, selling Merchandise, Additional Agent Merchandise, Merchant’s Consign-ment Goods, DSW Merchandise and Owned FF&E and otherwise conducting the Sale in accordance with the terms of the Agreement; (viii) all newspapers and other advertising media in which the Sale is advertised shall be directed to accept the Approval Order as binding and to allow Merchant and Agent to consummate the transactions provided for in this Agreement, including, without limitation, the conducting and advertising of the Sale in the manner contemplated by this Agreement; (ix) all utilities, landlords, creditors and other interested parties (including, without limitation, internet service providers and website hosting and servicing providers) and all persons acting for or on their behalf shall not interfere with or otherwise impede the conduct of the Sale, or institute any action in any court (other than in the Bankruptcy Court) or before any administrative body which in any way directly or indirectly interferes with or obstructs or impedes the conduct or advertising of the Sale; (x) the Bankruptcy Court shall retain jurisdiction over all parties to this Agreement (including, without limitation, the Administrative Agent and the Lenders) to enforce this Agreement; (xi) Agent shall not be the successor to Merchant or any predecessor or affiliate of Merchant and Agent will not assume, or in any way be liable or responsible for, any claim or liability, whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether contingent or not, whether at law or in equity or otherwise, whether existing on the date hereof or arising thereafter and whether relating to or arising out of Merchant’s business, the Merchandise or otherwise, other than as expressly provided for in this Agreement; (xii) Agent shall be authorized to include Additional Agent Merchandise in the Sale; (xiii)

subject to Agent having satisfied its obligations to tender payment of the Initial Guaranty Payment and to deliver the Letter of Credit, any amounts owed by Merchant to Agent under this Agreement shall be granted the status of superpriority claims in the Bankruptcy Case pursuant to section 364(c) of Title 11, United States Code, 11 U.S.C. §§ 101-1330 (the “Bankruptcy Code”) senior to all other superpriority claims, including, without limitation, to the superpriority claims of the Administrative Agent and the Lenders; provided that until Merchant receives payment in full of the Guaranteed Amount and any other amounts payable by Agent to Merchant hereunder, any superpriority claim granted to Agent hereunder shall be junior and subordinate in all respects to the superpriority claims of the the Administrative Agent and the Lenders under Merchant’s Existing Credit Facility but solely to the extent of the amount of the unpaid portion of the Guaranteed Amount and all other amounts payable by Agent to Merchant hereunder; (xiv) Agent shall be granted a valid, binding, enforceable and perfected security interest as provided for in Section 16 hereof (without the necessity of filing financing statements to perfect such security interest); (xv) the Bankruptcy Court finds that time is of the essence in effectuating this Agreement and proceeding with the Sale at the Stores uninterrupted; (xvi) the Bankruptcy Court finds that this Agreement was negotiated in good faith and at arms’ length between the Merchant and Agent and that Agent is entitled to the protection of section 363(m) of the Bankruptcy Code; (xvii) the Bankruptcy Court finds that Agent’s performance under this Agreement will be, and payment of the Guaranteed Amount and any other amounts payable by Agent to Merchant under this Agreement will be made, in good faith and for valid business purposes and uses, as a consequence of which Agent is entitled to the protection and benefits of sections 363(m) and 364(e) of the Bankruptcy Code; (xvii) in the event any of the provisions of the Approval Order are modified, amended or vacated by a subsequent order of the Bankruptcy Court or any other court, Agent shall be entitled to the protections provided in Bankruptcy Code sections 363(m) and 364(e) and, no such appeal, modification, amendment or vacatur shall affect the validity and enforceability of the sale or the liens or priority authorized or created under this Agreement or the Approval Order; (xxviii) (A) the terms of this Agreement shall be binding on any trustee appointed for the Merchant under any provision of the Bankruptcy Code, whether the Bankruptcy Case of the Merchant is proceeding under Chapter 7 or Chapter 11 of the Bankrupt-cy Code (the “Trustee”); (B) any such Trustee shall be authorized and directed to operate the business of Merchant to the fullest extent necessary to permit compliance with the terms of this Agreement; and (C) Agent and any such Trustee shall be authorized to perform under this Agreement upon the appointment of a Trustee without the need for further order of the Bank-ruptcy Court; (xix) the application of any automatic stay of enforcement of the Approval Order is waived; (xx) Agent shall be entitled to be heard on all issues in the Bankruptcy Case related to this Agreement or the transactions contemplated thereby; (xxi) nothing contained in this Agree-ment and none of Agent’s actions taken in respect of this Agreement or the transactions contem-plated hereby shall be deemed to constitute an assumption by Agent of any of Merchant’s obliga-tions relating to any of Merchant’s employees (except for Agent’s obligations to pay Expenses), nor shall Agent become liable under any collective bargaining or employment agreement or be deemed a joint or successor employer with respect to such employees; (xxii) Merchant shall retain sufficient funds, or make other arrangements satisfactory to Merchant and Agent, to enable Merchant to fully satisfy and perform its obligations under this Agreement and Merchant shall be authorized and directed to use those funds to fully satisfy and perform its obligations under this Agreement; (xxiii) in the event Merchant or the Administrative Agent notifies Agent of its inten-tion to draw on the Letter of Credit, Agent shall be entitled to an emergency hearing by the

Bankruptcy Court sufficient to determine whether such draw is permitted under the terms of this Agreement prior to the occurrence of such draw; (xxiv) during the Sale Term applicable to any Store or Distribution Center and for purposes of conducting the Sale at such Store or Distribution Center, (A) Agent shall have the right to the unencumbered use and occupancy of, and peaceful and quiet possession of, such Store or Distribution Center and the assets currently located at such Store or Distribution Center, in each case subject to the extent of Merchant’s rights and entitle-ment to use the same, and the services provided at such Store to the extent Merchant is entitled to such services and (B) Merchant shall not assign, reject, terminate or vacate any lease relating to any such Store or Distribution Center where such assignment, rejection, termination or vacatur would have an effective date on or prior to the applicable Sale Termination Date or Vacate Date for such Store or Distribution Center; (xxv) if, and only to the extent, Agent over-funds any amounts in respect of the Guaranteed Amount or any Expenses that Agent prefunds pursuant to the terms of Section 4.1 (it being understood that amounts prefunded in respect of Expenses shall not be subject to this clause (xxv) once the applicable Expenses have been reconciled and any overfunding in respect thereof either returned to Agent or applied to other amounts payable by Agent to Merchant) and such over-funding cannot be recovered by Agent from Merchant under Section 3.3(b) or Section 3.3(d) by means of an offset or otherwise, then Merchant shall (or if Merchant shall be unable to or otherwise for any reason fails to, and the Administrative Agent or any Lender has received any funds in respect of such overfunding, the Administrative Agent, on behalf of the Lenders, shall) disgorge and remit such overfunded amount to Agent within two (2) business days of written demand thereof by Agent (with respect to the Administrative Agent, not to exceed the amounts actually received by the Administrative Agent and the Lenders in connection with the Sale, the sale or other disposition of the Merchant’s Consignment Goods, the sale or other disposition of the DSW Merchandise, the sale or other disposition of the Additional Agent Merchandise and the sale or other disposition of the Owned FF&E); and (xxvi) so long as the Sale is conducted in accordance with the Sale Guidelines and the Approval Order and in a safe and professional manner, Agent shall be deemed to be in compliance with any Applicable General Laws.

(c) Merchant shall use reasonable best efforts to obtain entry of the Bidding Procedures Order (as defined below) on or prior to March 22, 2017 and the Approval Order on or prior to April 6, 2017 (the “Approval Order Deadline”).

(d) Subject to entry of the Approval Order, Agent shall be authorized to advertise the Sale as a “going out of business”, “total liquidation”, “store closing”, “sale on everything”, “everything must go”, or similar-themed sale, and the Approval Order shall provide that Agent shall be required to comply with applicable federal, state and local laws, regulations and ordinances, including, without limitation, all laws and regulations relating to advertising, permitting, privacy, consumer protection, occupational health and safety and the environment, together with all applicable statutes, rules, regulations and orders of, and applicable restrictions imposed by, governmental authorities (collectively, the “Applicable General Laws”), other than all applicable laws, rules and regulations in respect of “going out of business”, “total liquidation”, “store closing”, “sale on everything”, “everything must go” or similar-themed sales, including laws restricting safe, professional and non-deceptive, customary advertising such as signs, banners, posting of signage, and use of sign-walkers solely in connection with the Sale and including ordinances establishing license or permit requirements, waiting periods, time limits or bulk sale restrictions that would otherwise apply to the Sale, but excluding those designed to protect public health and safety (collectively, the “Liquidation Sale Laws”); provided that Agent shall conduct the Sale in accordance with the terms of this Agreement, the Sale Guidelines (subject to any side letter entered into with any landlord for a Store as provided in the Approval Order) and the Approval Order.

Section 3. Consideration to Merchant and Agent.

3.1 Payments to Merchant.

(a) As a guaranty of Agent’s performance hereunder, Agent guarantees that Merchant shall receive fifty-one percent (51.0%) (the “Guaranty Percentage”) of the aggregate Retail Price of the Merchandise (the “Guaranteed Amount”). The Agent shall pay to Merchant the Guaranteed Amount and the Sharing Amount due to Merchant (if any) in the manner and at the times specified in Section 3.3. The Guaranteed Amount will be calculated based upon the aggregate Retail Price of the Merchandise included in the Sale as determined by (A) the Final Inventory Report, (B) the aggregate Retail Price of the Distribution Center Merchandise included in the Sale, (C) the aggregate Retail Price of Merchandise subject to Gross Rings (as adjusted for shrinkage per this Agreement), (D) the aggregate Retail Price of On-Order Merchandise included in the Sale, (E) the aggregate Retail Price of Returned Merchandise and (F) any other adjustments to Retail Price as expressly contemplated by this Agreement (in the case of the foregoing clauses (B) through (F), not otherwise included in the Inventory Taking or the calculation of the aggregate Retail Price of the Merchandise included in the Sale).

(b) The Guaranty Percentage has been fixed based upon (i) the aggregate Retail Price of the Merchandise included in the Sale being not less than $145,000,000.00 (the “Merchandise Threshold”) and (ii) the aggregate Retail Price of the Merchandise included in the Sale being not more than $153,000,000.00 (the “Merchandise Ceiling”). To the extent that the aggregate Retail Price of the Merchandise included in the Sale is less than the Merchandise Threshold or greater than the Merchandise Ceiling, the Guaranty Percentage shall be adjusted in accordance with Exhibit 3.1(b) annexed hereto. Any adjustment to the Guaranty Percentage provided for under this Section 3.1(b) shall be cumulative with, and in addition to, any other adjustment provided for under this Agreement.

3.2 Compensation to Agent, Sharing:

(a) After Proceeds are used to repay Agent for amounts paid on account of the Guaranteed Amount and to pay Expenses, all remaining Proceeds shall be allocated in the following order of priority: FIRST: to Agent in an amount equal to four percent (4.0%) of the aggregate Retail Price of the Merchandise (“Agent’s Fee”); and THEREAFTER: fifty percent (50.0%) to Agent and fifty percent (50.0%) to Merchant (“Sharing Amounts”).

(b) In addition to the Guaranteed Amount and Merchant’s Sharing Amount, Agent shall pay to Merchant an amount equal to five percent (5%) of the gross proceeds (net of Sales Taxes) of the sale of Additional Agent Merchandise (the “Additional Agent Merchandise Fee”). All proceeds of the sale of Additional Agent Merchandise in excess of the Additional Agent Merchandise Fee shall be retained by Agent (the “Additional Agent Merchandise Proceeds”).

(c) To the extent that there is Merchandise remaining at the Sale Termination Date (the “Remaining Merchandise”), and subject to Agent’s performance of its material obligations under this Agreement, such Remaining Merchandise shall be deemed transferred to Agent free and clear of all liens, claims, interests and encumbrances of any kind or nature (including, without limitation, any liens in favor of the Administrative Agent or any Lender). Agent and its affiliates shall be authorized to sell or otherwise dispose of the Remaining Merchandise with all logos, brand names, and other intellectual property on the Merchandise intact, and shall be authorized to advertise the sale of the Remaining Merchandise using Merchant’s name and logo. The gross proceeds received by Agent from such disposition (net of Sales Taxes) shall constitute Proceeds hereunder.

3.3 Proceeds; Time of Payments; Control of Proceeds.

(a) For purposes of this Agreement, “Proceeds” shall mean the aggregate of (a) the total amount (in dollars) of all sales of Merchandise made under this Agreement and all service revenue received by Merchant, in each case during the Sale Term and exclusive of Sales Taxes; (b) the portion of all sales of DSW Merchandise (exclusive of Sales Taxes) that Merchant is entitled to retain pursuant to existing consignment arrangements with DSW; (c) all proceeds of Merchant’s insurance for loss or damage to Merchandise arising from events occurring during the Sale Term; (d) all amounts received from customers or other third parties on account of postage, courier, overnight mail or other shipping charges related to the delivery of Merchandise; and (e) any and all proceeds received by Agent from the disposition of Remaining Merchandise (exclusive of Sales Taxes). For the avoidance of doubt: (1) proceeds from the sales at the Stores for periods prior to the Sale Commencement Date; (2) all proceeds from the sale of Merchant’s Consignment Goods pursuant to Section 5.4 hereof; (3) all proceeds from the sale of Additional Agent Merchandise pursuant to Section 8.9 hereof; (4) all proceeds of Merchant’s insurance for loss or damage to Merchandise arising from events occurring prior to the Sale Commencement Date; (5) all proceeds from the sale or other disposition of Owned FF&E; and (6) all payments made by Agent on account of the Guaranteed Amount, the Sharing Amount (if any), Expenses, and the Letter of Credit, shall, in each case, not constitute “Proceeds” hereunder.

(b) On the Sale Commencement Date, Agent shall pay to Merchant an amount (the “Initial Guaranty Payment”) equal to eighty-five percent (85%) of the estimated Guaranteed Amount of the Retail Price of Merchandise (based upon Merchant’s books and records maintained in the ordinary course as of the date immediately preceding the Sale Commencement Date, but excluding any amounts attributable to On-Order Merchandise) (the “Estimated Guaranteed Amount”) by wire transfer to an account designated in writing by Merchant (“Merchant’s Account”). The balance of the Guaranteed Amount, if any, shall be paid by Agent by wire transfer to the Merchant’s Account on the second business day following the issuance of the final report of the aggregate Retail Price of the Merchandise included in the Sale by the Inventory Taking Service, after review, reconciliation and mutual written verification thereof by Agent and Merchant (the “Final Inventory Report” with the date of completion of such reconciliation and issuance of such Final Inventory Report to be referred to as the “Inventory Reconciliation Date”). To the extent that Merchant is entitled to receive any funds on account of the Sharing Amount due to Merchant, Agent shall pay such Sharing Amount as part of the Final Reconciliation under Section 8.7. To the extent that the Guaranteed Amount has not been paid in full by the date of the Final Reconciliation, Agent shall pay the unpaid portion of the Guaranteed

Amount to Merchant as part of the Final Reconciliation. In the event that the Initial Guaranty Payment exceeds the Guaranteed Amount, Merchant shall pay to Agent the amount by which the Initial Guaranty Payment exceeds the Guaranteed Amount on the second business day following the issuance of the Final Inventory Report.

(c) All Proceeds shall be controlled by Agent in the manner provided for below.

(i) Agent may (but shall not be required to) establish its own accounts (including without limitation credit card accounts and systems), dedicated solely for the deposit of the Proceeds (including, without limitation, credit card Proceeds) and other amounts contemplated by this Agreement and the disbursement of amounts payable to Agent hereunder (the “Agency Accounts”), and Merchant shall promptly, upon Agent’s reasonable request, execute and deliver all necessary documents to open and maintain the Agency Accounts; provided, however, Agent shall have the right, in its sole and absolute discretion, to continue to use Merchant’s Designated Deposit Accounts (as defined below) as the Agency Accounts in which case Merchant’s Designated Deposit Accounts shall be deemed to be Agency Accounts. Agent shall exercise sole signatory authority and control with respect to the Agency Accounts; provided that Merchant shall retain sole signatory authority and control over all of Merchant’s Designated Deposit Accounts notwithstanding Agent’s designation thereof as Agency Accounts. The Agency Accounts shall be dedicated solely to the deposit of Proceeds (including, without limitation, credit card Proceeds) and other amounts contemplated by this Agreement and the distribution of amounts payable hereunder. Upon request, Agent shall deliver to Merchant copies of all bank statements and other information relating to such accounts; provided that, in the event Agent elects to continue to use Merchant’s Designated Deposit Accounts as the Agency Accounts, Merchant shall deliver to Agent copies of all bank statements and other information relating to such accounts to enable Agent to track and trace deposited funds that constitute Proceeds (including, without limitation, credit card Proceeds) and other amounts contemplated by this Agreement. Merchant shall not be responsible for, and Agent shall pay as an Expense hereunder, all bank fees and charges, including wire transfer charges, related to the Sale with respect to the Agency Accounts (including any such bank fees and charges, including wire transfer charges, related to the Sale with respect to any Merchant Designated Deposit Account that is designated by Agent as an Agency Account), whether received during or after the Sale Term. Upon Agent’s notice to Merchant of Agent’s designation of the Agency Accounts (other than Merchant’s Designated Deposit Accounts), all Proceeds of the Sale (including, without limitation, credit card Proceeds) and other amounts contemplated by this Agreement shall be deposited into the Agency Accounts.

(ii) Agent shall have the right to use Merchant’s credit card facilities, including Merchant’s credit card terminals and processor(s), credit card processor coding, Merchant’s identification number(s) and existing bank accounts for credit card transactions relating solely to the Sale and for processing transactions relating to Additional Agent Merchandise, Merchant’s Consignment Goods, DSW Merchandise and Owned FF&E. In the event that Agent elects to use Merchant’s credit card facilities, Merchant shall process credit card transactions on behalf of Agent and for Agent’s account, applying customary practices and procedures. Without limiting the foregoing, Merchant shall cooperate with Agent to download data from all credit card terminals each day during the Sale Term to effect settlement with

Merchant’s credit card processor(s), and shall take such other actions necessary to process credit card transactions on behalf of Agent under Merchant’s identification number(s). At Agent’s request, Merchant shall cooperate with Agent to establish Merchant’s identification numbers under Agent’s name to enable Agent to process all such credit card Proceeds (and proceeds from Additional Agent Merchandise, Merchant’s Consignment Goods, DSW Merchandise and Owned FF&E) for Agent’s account. Merchant shall not be responsible for, and Agent shall pay as an Expense hereunder, all credit card fees, charges, and chargebacks related to the Sale, whether received during or after the Sale Term. Agent shall not be responsible for, as an Expense or otherwise, (i) any credit card fees, charges, or chargebacks that do not relate to the Sale, whether received prior to, during or after the Sale Term or (ii) any holdbacks against credit card Proceeds (and proceeds from Additional Agent Merchandise, Merchant’s Consignment Goods, DSW Merchandise and Owned FF&E) implemented by any applicable credit card company.

(iii) Unless and until Agent establishes its own Agency Accounts (other than Merchant’s Designated Deposit Accounts), all Proceeds (including, without limitation, credit card Proceeds) and other amounts contemplated by this Agreement shall be collected by Merchant and deposited on a daily basis into depository accounts designated by, owned and in the name of, Merchant for the Stores, which accounts shall be designated solely for the deposit of Proceeds (including, without limitation, credit card Proceeds) and other amounts contemplated by this Agreement, and the disbursement of amounts payable to or by Agent hereunder (the “Designated Deposit Accounts”). The Designated Deposit Accounts shall be cash collateral accounts, with all cash, credit card payments, checks and similar items of payment, deposits and any other amounts in such accounts being Proceeds or other amounts contemplated hereunder, and Merchant hereby grants to Agent a senior security interest in each Designated Deposit Account and all Proceeds (including, without limitation, credit card Proceeds) and other amounts contemplated by this Agreement in such accounts from and after the Sale Commencement Date, which security interest shall be subject to the terms set forth in Section 15. If, notwithstanding the provisions of this Section, Merchant, the Administrative Agent or any Lender receives or otherwise has dominion over or control of any Proceeds, or other amounts due to Agent (including proceeds from the sale of Additional Agent Merchandise, Merchant’s Consignment Goods, DSW Merchandise and Owned FF&E), Merchant, the Administrative Agent or such Lender, as applicable, shall hold the same and other amounts in trust for Agent, and shall promptly deposit such Proceeds or other amounts due Agent hereunder in a Designated Deposit Account or as otherwise instructed by Agent.

(iv) Following payment of the Initial Payment, on each business day Merchant shall reconcile with Agent the amount of, and, following delivery of the Letter of Credit, shall promptly pay to Agent by wire transfer of immediately available funds, all funds attributable to Proceeds (including, without limitation, credit card Proceeds) or other amounts property of or payable to Agent hereunder deposited into the Designated Deposit Accounts for the prior day(s) without any offset or netting of Expenses or other amounts that may be due to Merchant. Agent shall, within a reasonable period of time after the date of each such payment by Merchant, notify Merchant and the Administrative Agent of any shortfall in such payment setting forth the amount and calculation thereof in reasonable detail, in which case, Merchant shall promptly pay to Agent funds in the amount of such shortfall.

(d) Merchant and Agent further agree that if at any time during the Sale Term, (i) Agent holds any amounts due to Merchant under this Agreement, Agent may, in its discretion, after two (2) business days’ notice to Merchant and the Administrative Agent, offset such amounts being held by Agent against any undisputed amounts due and owing by, or required to be paid by, Merchant hereunder, and (ii) Merchant holds any amounts due to Agent under this Agreement, Merchant may, in its discretion, after two (2) business days’ notice to Agent, offset such amounts being held by Merchant against any undisputed amounts due and owing by, or required to be paid by, Agent hereunder.

(e) In addition to the Guaranteed Amount, Merchant’s Sharing Amount and the Additional Agent Merchandise Fee, Agent shall purchase all cash in the Stores on and as of the start of business on the Sale Commencement Date on a dollar for dollar basis and such payment shall be made as part of the first Weekly Sale Reconciliation.

(f) If, and only to the extent, Agent over-funds any amounts in respect of the Guaranteed Amount or any Expenses that Agent prefunds pursuant to the terms of Section 4.1 (it being understood that amounts prefunded in respect of Expenses shall not be subject to this Section 3.3(f) once the applicable Expenses have been reconciled and any overfunding in respect thereof either returned to Agent or applied to other amounts payable by Agent to Merchant) and such over-funding cannot be recovered by Agent from Merchant under Section 3.3(b) or Section 3.3(d) by means of an offset or otherwise, then Merchant agrees (or if Merchant shall be unable to or otherwise for any reason fails to, and the Administrative Agent or any Lender has received any funds in respect of such overfunding, the Administrative Agent, on behalf of the Lenders, agrees) to disgorge and remit such overfunded amount to Agent within two (2) business days of written demand thereof by Agent (with respect to the Administrative Agent, not to exceed the amounts actually received by the Administrative Agent and the Lenders in connection with the Sale, the sale or other disposition of the Merchant’s Consignment Goods, the sale or other disposition of the DSW Merchandise, the sale or other disposition of the Additional Agent Merchandise and the sale or other disposition of the Owned FF&E).

3.4 Security. In order to secure Agent’s obligations under this Agreement to pay the balance of the Guaranteed Amount and Expenses, no later than the second business day following the Sale Commencement Date, Agent shall furnish to Merchant or the Administrative Agent, as Merchant’s designee, one or more irrevocable standby letter(s) of credit, substantially in the form of Exhibit 3.4, naming Wells Fargo Bank, N.A. (the “Administrative Agent”), as administrative agent and term agent for the lenders and term lenders (and other secured parties) under that certain Loan, Guaranty and Security Agreement, dated as of February 20, 2009 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Facility”), among Merchant, the lenders and term lenders from time to time party thereto and the Administrative Agent (and, to the extent incurred, any postpetition financing facility) (collectively, the “Lenders”), and Merchant as co-beneficiaries (each, a “Beneficiary”) in the aggregate original face amount equal to the sum of: (a) fifteen percent (15%) of the Estimated Guaranteed Amount, plus (b) the parties’ mutually agreed upon estimate of three (3) weeks of Expenses (the “Letter of Credit”). The Letter of Credit shall have an expiry date of no earlier than sixty (60) days after the Sale Termination Date. Upon Lenders’ receipt of payment in full of their claims against the Merchant under Merchant’s prepetition credit facilities (and, to the extent incurred, any postpetition financing facility), the Administrative Agent shall promptly deliver the Letter of Credit to Merchant and take all steps necessary to remove itself as a named co-beneficiary thereunder. Unless the parties shall have mutually agreed that they have completed the Final Reconciliation under this Agreement, then, at least ten (10) days prior to the initial or any subsequent expiry date, the Beneficiaries shall receive an amendment to the Letter of Credit solely extending (or further extending, as the case may be) the expiry date by at least thirty (30) days. If the Beneficiaries do not receive such amendment to the Letter of Credit on or prior to the date that is ten (10) days before the expiry date, then the Beneficiaries shall be permitted to draw under the Letter of Credit an amount equal to the amount(s) Merchant asserts are then owing to Merchant (or, if less, the full amount of the Letter of Credit) to hold as security for amounts that may become due and payable to Merchant. In the event that Agent, after receipt of five (5) business days’ written notice, fails to pay any undisputed portion of the Guaranteed Amount or Expenses, the Beneficiaries may draw on the Letter of Credit in an amount equal to the unpaid, past due, amount of the Guaranteed Amount or Expenses that is not the subject of a reasonable dispute. The Administrative Agent, Merchant and Agent agree that, from time to time upon Agent’s request, the face amount of the Letter of Credit shall be reduced in an amount equal to the aggregate amount of payments (other than the Initial Guaranty Payment) made by Agent on account of the Guaranteed Amount to the time of each such request (and Merchant and the Administrative Agent shall cooperate with respect to each such request); provided, however, until the Final Reconciliation has been completed, in no event shall the face amount of the Letter of Credit be reduced to an amount less than the parties’ mutually agreed upon estimate of three (3) weeks of estimated Expenses. After completion of the Final Reconciliation and payment in full of all amounts owing by Agent under this Agreement, Merchant and the Administrative Agent shall surrender the original Letter of Credit to the issuer thereof together with written notification that the Letter of Credit may be terminated. Notwithstanding anything to the contrary herein or otherwise, neither Merchant nor the Administrative Agent may draw on the Letter of Credit if Merchant, the Administrative Agent and/or any Lender is in material default of any of their respective obligations under this Agreement.

Section 4. Expenses of the Sale.

4.1 Expenses. Subject to and only upon entry of the Approval Order, Agent shall be responsible for all “Expenses,” which expenses shall be paid by Agent in accordance with Section 4.2 below. Agent and/or Merchant may review or audit the Expenses at any time. Agent shall be obligated to pre-fund (i) the Occupancy Expenses for the first fourteen (14) days of the Sale Term (including the Sale Commencement Date) and (ii) any payroll-related expenses solely pertaining to work during the Sale Term consistent with Merchant’s customary payroll funding practices and timing. As used herein, “Expenses” shall mean the Store-level operating expenses of the Sale which arise during the Sale Term (except to the extent expressly stated below to include expenses regardless of whether incurred prior to the Sale Commencement Date) and are attributable to the Sale, limited to the following:

(a) actual payroll (including wages, commissions and overtime pay) with respect to all Store-level Retained Employees used in connection with conducting the Sale for actual days/hours worked at a Store during the Sale Term (including hours worked during the Inventory Taking); provided that, Agent shall only be obligated to pay 50% of the payroll wages for Store-level Retained Employees used during the Inventory Taking, and Merchant shall pay the remaining 50% of the wages for Retained Employees used during the Inventory Taking;

(b) actual amounts payable by Merchant for benefits (including FICA, unemployment taxes, workers’ compensation and healthcare insurance, but excluding Excluded Payroll Benefits) for Store-level Retained Employees used in the Sale, in an amount not to exceed 20.0% of the base payroll for all Store-level Retained Employees (the “Payroll Benefits Cap”);

(c) actual Occupancy Expenses categorized on Exhibit 4.1(c) on a per category, per Store, and per diem basis in an amount up to the respective per category per Store per diem amounts shown on Exhibit 4.1(c) for all Stores in which the Sale has not been terminated on such date;

(d) Retention Bonuses for Retained Employees, as provided for in Section 9.4 below;

(e) regardless of whether incurred prior to the Sale Commencement Date, promotional costs including, without limitation, email blasts, television, and any other advertising and/or direct mail attributable to the Sale and ordered or requested by Agent;

(f) regardless of whether incurred prior to the Sale Commencement Date, the costs and expenses associated with all signage, banners, sign walkers, and interior and exterior signs that are produced for the Sale;

(g) credit card fees, bank card fees, chargebacks and credit/bank card discounts with respect to Merchandise sold in the Sale;

(h) bank service charges (for Store, corporate accounts, and Agency Accounts), check guarantee fees, and bad check expenses to the extent attributable to the Sale;

(i) costs for additional Supplies at the Stores necessary to conduct the Sale as requested by Agent;

(j) all fees and charges required to comply with Applicable General Laws and, unless and until entry of the Approval Order, Liquidation Sale Laws in connection with the Sale as agreed to by Agent;

(k) Store cash theft and other store cash shortfalls in the registers;

(l) regardless of whether incurred prior to the Sale Commencement Date, all costs and expenses associated with Agent’s on-site supervision of the Stores and Distribution Centers, including (but not limited to) any and all fees, wages, bonuses, taxes, third party payroll costs and expenses, and deferred compensation of Agent’s field personnel, travel to, from or between the Stores, Distribution Centers and corporate offices, and costs and expenses relating thereto (including reasonable and documented corporate travel to monitor and manage the Sale);

(m) postage, courier and overnight mail charges requested by Agent to the extent relating to the Sale, including all amounts incurred in respect of postage, courier, overnight mail or other shipping charges related to the delivery of Merchandise to customers;

(n) fifty percent (50%) of the third-party fees and costs of the Inventory Taking;

(o) regardless of whether incurred prior to the Sale Commencement Date, Agent’s reasonable out-of-pocket costs and expenses, including, without limitation, (i) legal fees and expenses (not to exceed $250,000.00; provided that such cap shall not apply to any legal fees and expenses incurred in connection with any good faith dispute with any person or entity (1) arising under this Agreement, (2) in connection with Agent’s performance under this Agreement or (3) in connection with the Bankruptcy Court’s entry of the Bidding Procedures Order or the approval of this Agreement) incurred in connection with the review of data, preparation, negotiation, execution of and performance under this Agreement, the Approval Order the Letter of Credit and any ancillary documents and (ii) Agent’s actual cost of capital (including, without limitation, any letter of credit fees and expenses and any structuring fees, arrangement fees, upfront fees, other fees, interest and other amounts payable to Agent’s lenders) and (iii) Agent’s insurance costs;

(p) third party payroll processing expenses associated with the Sale;

(q) costs of transfers initiated by Agent of Merchandise between and among the Stores during the Sale Term, including delivery and freight costs, it being understood that Agent shall be responsible for coordinating such transfer of Merchandise, subject, however, to the provisions of Section 4.3 below;

(r) Central Service Expenses equal to $25,000.00 per week for the Sale Term (prorated for partial weeks) with respect to the Stores so long as Agent shall not have vacated all of the Stores;

(s) [reserved];

(t) costs and expenses associated with temporary labor requested or obtained by Agent for purposes of the Sale (provided any temporary labor shall not be included in Merchant’s payroll system);

(u) actual costs and expenses associated with maintaining the Merchant’s website or social media accounts, to the extent Agent requests the usage of the website or applicable social media account giving rise to such costs and expenses, in an aggregate amount not to exceed $86,000.00 during the Sale Term;

(v) costs and expenses associated with security and guard services (including armored vehicles) in connection with the Sale (subject to the limitations set forth in Section 4.1(c));

(w) costs and expenses associated with local and long-distance telephone and internet/wifi expenses (subject to the limitations set forth in Section 4.1(c));

(x) a pro rata portion for the Sale Term of Merchant’s premiums in respect of general liability, casualty, property, inventory, and other insurance policies attributable to the Merchandise and the Stores;

(y) costs and expenses associated with Store data lines, point of sale maintenance and management of point of sale systems) (subject to the limitations set forth in Section 4.1(c)); and

(z) the actual costs and expenses of Agent providing such additional services as the Agent reasonably deems appropriate for the Sale.

Notwithstanding anything herein to the contrary, to the extent that any Expense category listed in Section 4.1 is also an Occupancy Expense, the caps set forth in Section 4.1(c) shall control and such Expenses shall not be double counted. There will be no double counting or payment of Expenses to the extent that Expenses appear or are contained in more than one Expense category.

As used herein, the following terms have the following respective meanings:

(i) “Central Service Expenses” means costs and expenses for Merchant’s central administrative services necessary for the conduct and support of the Sale, including, but not limited to, inventory control systems, payroll systems, MIS and POS services, cash and inventory reconciliation, data processing and reporting, email preparation and distribution, information technology and e-commerce site updates and maintenance, accounting, office facilities at Merchant’s central office, central administrative services and personnel to process and perform sales audit, banking, and other normal course administrative services customarily provided to or for the benefit of operating the Distribution Centers and/or the Stores, hosting and maintaining Merchant’s website and such other central office services reasonably necessary (in the reasonable judgment of Agent) for the Sale, (collectively, “Central Services”).

(ii) “Distribution Center Expenses” means all costs and expenses of operating the Distribution Centers, including, but not limited to, use and occupancy expenses, Distribution Center employee payroll and other obligations, and/or processing, transferring, consolidating, shipping, and/or delivering goods within or from the Distribution Centers; provided that Central Services Expenses shall not constitute Distribution Center Expenses.

(iii) “Excluded Payroll Benefits” means (i) the following benefits arising, accruing or attributable to the period prior to, during, or after the Sale Term: (w) vacation days or vacation pay, (x) sick days or sick leave or any other form of paid time off, (y) maternity leave or other leaves of absence and (z) ERISA coverage and similar contributions and/or (ii) any other benefits in excess of the Payroll Benefits Cap, including, without limitation, any payments due under the WARN Act.

(iv) “Occupancy Expenses” means, with respect to the Stores, base rent, percentage rent, HVAC, utilities, CAM, storage costs, real estate and use taxes, other taxes and licensing fees, Merchant’s association dues and expenses, landlord promotional fees, utilities expenses, point-of-sale systems maintenance, routine repairs, building maintenance, trash and snow removal, housekeeping and cleaning expenses, pest control services, local and long-distance telephone and internet/wifi expenses, security (including, without limitation, security systems, courier and guard service, building alarm service and alarm service maintenance), rental for furniture, fixtures and equipment and any other categories of expenses at the Stores set forth on Exhibit 4.1(c) attached hereto.

(v) “Third Party” means, with reference to any Expenses to be paid to a Third Party, a party which is not affiliated with or related to the Merchant.

(vi) Notwithstanding any other provision of this Agreement to the contrary, “Expenses” shall not include: (i) Excluded Payroll Benefits; (ii) other than as provided in Section 4.1(r), Central Service Expenses or any expenses of any kind relating to or arising from Merchant’s corporate offices, (iii) Occupancy Expenses or any occupancy-related expenses of any kind or nature in excess of the respective per Store per diem amounts expressly provided for as an Expense under Section 4.1(c); (iv) Distribution Center Expenses or any other expenses of any kind relating to or arising from the Distribution Centers, and/or (iv) any other costs, expenses or liabilities payable by Merchant not expressly provided for herein, all of which shall be paid solely by Merchant. All costs or expenses related to the Sale not included as Expenses (or otherwise designated as an obligation of the Agent) shall be paid by Merchant promptly when due during the Sale Term, subject to the provisions of the Bankruptcy Code and the Approval Order. Notwithstanding anything herein to the contrary, Agent shall not have any obligation to pay any Expenses (including, without limitation, Occupancy Expenses) with respect to any Store or Distribution Center arising after the Outside Date with respect to such Store or Distribution Center.

4.2 Payment of Expenses.

(a) Subject to and only upon entry of the Approval Order, Agent shall be responsible for the payment of all Expenses out of Proceeds (or from Agent’s own accounts if and to the extent there are insufficient Proceeds) after the payment of the Guaranteed Amount. All Expenses incurred during each week of the Sale (i.e. Sunday through Saturday) shall be paid by Agent to or on behalf of Merchant, or paid by Merchant and thereafter reimbursed by Agent as provided for herein, immediately following the Weekly Sale Reconciliation; provided, however, in the event that the actual amount of an Expense is unavailable on the date of the reconciliation (such as payroll), Merchant and Agent shall agree to an estimate of such amounts, which amounts will be reconciled once the actual amount of such Expense becomes available. Agent and/or Merchant may review or audit the Expenses at any time.

4.3 Distribution Centers

From and after the date of this Agreement, Agent shall be responsible for allocating and designating the shipment of Merchandise from the Merchant’s Distribution Centers to the Stores. Merchant and Agent shall cooperate with each other and shall mutually agree upon a schedule and allocation to the Stores of the Merchandise located at the Distribution Centers and on-order Merchandise. Agent shall not be entitled to make use of the Distribution Center(s) identified in such notice in connection with the distribution of the Additional Agent Merchandise to the Stores. Notwithstanding anything in this Agreement to the contrary, Merchant shall not be required to keep, operate or maintain, and Agent shall not have the right to use, the Distribution Centers from and after April 1, 2017.

Section 5. Gross Rings; Merchandise.

5.1 Inventory Taking.

(a) Commencing on the Sale Commencement Date, Merchant and Agent shall use commercially reasonable efforts to cause to be taken a SKU level Retail Price physical inventory of the Merchandise located in the Stores (collectively, the “Inventory Taking”), which Inventory Taking shall be completed in each of the Stores as soon as practicable (the date of the Inventory Taking at each Store being the “Inventory Date” for each such Store), but in any event no later than fourteen (14) days after the Sale Commencement Date (subject to the availability of the Inventory Taking Service). Merchant and Agent shall jointly employ RGIS or other mutually agreed upon national inventory taking service (the “Inventory Taking Service”) to conduct the Inventory Taking. The Inventory Taking shall be conducted in accordance with customary procedures and instructions, which shall be reasonably satisfactory to Agent and Merchant (the “Inventory Taking Instructions”). As an Expense, Agent shall be responsible for fifty percent (50%) of cost of the Inventory Taking Service. Merchant shall be responsible for fifty percent (50%) of cost of the Inventory Taking Service. Except as provided in the immediately preceding two sentences and in section 4.1, Merchant and Agent shall each bear their respective costs and expenses relative to the Inventory Taking; provided that, Agent shall be obligated to pay fifty percent (50%) of the payroll and related benefit costs (subject to the Benefits Cap) for Retained Employees used during the Inventory Taking, and Merchant shall pay the remaining fifty percent (50%) of the payroll and related benefit costs for Retained Employees used during the Inventory Taking. Merchant, the Administrative Agent, and Agent may each have representatives present during the Inventory Taking, and shall each have the right to review and verify the listing and tabulation of the Inventory Taking Service. Merchant agrees that during the conduct of the Inventory Taking, the applicable Store shall be closed to the public, and no sales or other transactions shall be conducted within the applicable Store. The Inventory Taking shall not take place on Saturdays, Sundays and federal holidays. Merchant and Agent further agree that until the Inventory Taking in a particular Store is completed, neither Merchant nor Agent shall: (i) move Merchandise within or about the Store so as to make any such items unavailable for counting as part of the Inventory Taking; (ii) remove or add any hang tags, price tickets, inventory control tags affixed to any Merchandise or any other kind of in-store pricing signage within the Store; (iii) transfer any Merchandise to or from that Store (other than Distribution Center Merchandise or On-Order Merchandise, which, in each case, is distinctly tagged or otherwise marked as such or recorded in Agent’s transfer log); or (iv) deliver any Additional Agent Merchandise to such Store (unless distinctly tagged or otherwise marked as such or recorded in Agent’s transfer log). Merchant agrees to cooperate with Agent to conduct the Inventory Taking (including without limitation by making available to Agent information relating to sales, units, costs, Retail Price, and making available to Agent Merchant’s books, records, work papers and personnel to the extent reasonably necessary to calculate the Retail Price of the Merchandise). Each Store will be closed during the Inventory Taking; provided, however, that the parties agree that the Inventory Taking will commence at a time that will minimize the number of hours that the Stores will be closed for business. The Inventory Taking, including, but not limited to the Final Inventory Report, shall be reviewed, reconciled, and mutually verified by the Merchant and Agent in writing as soon as practicable following the Inventory Taking.

(b) At each Store, for the period from the Sale Commencement Date until the Inventory Date for such Store, Agent and Merchant shall jointly keep (i) a strict count of gross register receipts less applicable Sales Taxes but excluding any prevailing discounts (“Gross Rings”), and (ii) cash reports of sales within such Store. Register receipts shall show for each item sold the Retail Price for such item and the markdown or discount, if any, specifically granted by Agent in connection with such Sale. Any Merchandise included in the Sale using the Gross Rings method shall be included in Merchandise using the actual Retail Price of the Merchandise sold plus one and sixty-eight hundredths percent (1.68%) of the actual sales proceeds of the sale of such Merchandise to account for shrinkage. All such records and reports shall be made available to Agent and Merchant during regular business hours upon reasonable notice. Any Merchandise included in the Sale using the Gross Rings method shall be included as Merchandise.

(c) Distribution Center Merchandise and On-Order Merchandise received at a Store after the Inventory Date for Store shall be counted and reconciled within five (5) business days after receipt of such goods at such Store in accordance with the procedures set forth below. Absent prior notification and agreement of Merchant, failure to report within such five (5) business day period any variance between the received shipment from the applicable shipping documents (each a “Shipping Variance”), shall result in such receipts being deemed confirmed received consistent with the applicable shipping documents. Merchant shall have five (5) business days to verify a timely issued Shipping Variance (each a “Shipping Variance Response”), and absent prior notification and agreement of Agent, failure to respond to an asserted Shipping Variance within such five (5) business day period shall result in such Shipping Variance being deemed valid. If Merchant timely issues a Shipping Variance Response that disputes the asserted Shipping Variance, Merchant and Agent shall cooperate with each other to verify and resolve such dispute; provided that, in the event Merchant and Agent are unable to resolve such dispute within ten (10) business days from Agent’s receipt of a Shipping Variance Response from Merchant (or such greater period as Merchant and Agent may mutually agree), such dispute shall be resolved by the Bankruptcy Court. Distribution Center Merchandise and/or On-Order Merchandise (where applicable) received at a Store prior to the Inventory Date for such Store shall be counted as part of the Inventory Taking or, to the extent sold prior to the Inventory Taking at such location, using Gross Rings.

5.2 Merchandise Subject to This Agreement.

(a) For purposes of this Agreement, “Merchandise” shall mean all (i) new, finished, first quality goods owned by Merchant saleable in the ordinary course of business located at the Stores as of the Sale Commencement Date (including Merchandise subject to Gross Rings), (ii) Defective Merchandise (to the extent Merchant and Agent can mutually agree on the Retail Price applicable thereto and excluding Excluded Defective Merchandise) and goods reflected on Exhibit 5.2(b)(i) (which shall be deemed to have a Retail Price equal to (i) for purposes of calculating the Merchandise Threshold and Merchandise Ceiling, the Retail Price of such goods as ordinarily calculated pursuant to this Agreement and (ii) for all other purposes (including, without limitation, calculating the Guaranteed Amount), fifty percent (50%) of the Retail Price as ordinarily calculated pursuant to this Agreement), (iii) Returned Merchandise, subject to Section 8.5 and (iv) Distribution Center Merchandise and On-Order Merchandise received at the Stores in store-ready form no later than seven (7) days after the Sale Commencement Date, provided that if such goods are received at the Stores after such 7-day period, but on or before twenty-one (21) days after the Sale Commencement Date (the “Receipt Deadline”), such goods shall be included in the Sale as Merchandise at the Retail Price of each such item multiplied by the inverse of the then prevailing Sale discount for each such item at the applicable Store. Notwithstanding the foregoing, “Merchandise” shall not include: (1) goods which belong to sublessees, licensees, department lessees, or concessionaires of Merchant; (2) goods held by Merchant on memo, on consignment, or as bailee; (3) Excluded Defective Merchandise; (4) Merchant’s Consignment Goods; (5) DSW Merchandise; (6) furniture, furnishings, trade fixtures, machinery, equipment, office supplies, Supplies, conveyor systems, racking, rolling stock, improvements and other personal property (collectively, “FF&E”) or improvements to real property; provided that Agent shall be permitted to sell Owned FF&E as set forth in Section 7 below; (7) Distribution Center Merchandise, On Order Merchandise, or goods in the Distribution Centers, in-transit or on order received at the Stores after the Receipt Deadline or other than in a store-ready form; (8) Additional Agent Merchandise; (9) any inventory of any kind or nature that is held for rental or lease; and (10) greeting cards, gift cards (third-party or Merchant branded).

(b) As used in this Agreement, the following terms have the respective meanings set forth below:

“Defective Merchandise” means any item of Merchandise which is not new, finished, first-quality, saleable goods sold in the ordinary course. Examples of Defective Merchandise include but are not limited to goods that are used, damaged, defective, scratched, soiled, ripped, torn, stained, faded, discolored, dented, shopworn, out of box (if normally sold as new in-the-box, but excluding display items which are not otherwise damaged or defective and for which the box, all related packaging and all accompanying directions and warranty information are on hand), missing pieces, mismatched, mismated or near-sized, parts, items typically sold as a set which are incomplete, gift with purchase items and Out-of-Season Goods.

“Distribution Center Merchandise” means all new, finished, first-quality goods owned by Merchant and saleable in the ordinary course of business located at the Distribution Centers and reflected on Exhibit 5.2(b).

“Excluded Defective Merchandise” means (a) any item of Defective Merchandise that is (1) not saleable in the ordinary course because it is so damaged or defective that it cannot reasonably be used for its intended purpose or (2) mismatched, mismated or near-sized, (b) any item of Defective Merchandise for which the parties cannot mutually agree upon a Retail Price, and (c) inventory of any kind or nature, wherever located, that was, is or becomes during the Sale Term subject to a bona fide, credible, written claim of trademark (or other intellectual property) infringement by any third party. Excluded Defective Merchandise shall be identified as such during the Inventory Taking. Excluded Defective Merchandise located in the Stores shall be identified and counted during the Inventory Taking and thereafter removed from the sales floor and segregated. To the extent that goods in the Distribution Centers or on-order goods constitute Excluded Defective Merchandise and such goods arrive at the Stores despite Merchant’s covenant not to ship such goods to the Stores, such goods shall be identified during the Inventory Taking or, to the extent such goods arrive in a Store after the Inventory Date for such Store, such goods shall be reasonably identified by Agent within five (5) business days of receipt of at such Store and thereafter removed from the sales floor and/or segregated.

“Merchandise File” means Merchant’s “SKULocationBySubclass.txt” file, together with all updated files received on or prior to the Sale Commencement Date.

“On-Order Merchandise” means all new, finished, first-quality goods owned by Merchant and saleable in the ordinary course of business that are on-order or in-transit and reflected on Exhibit 5.2(b).

“Out-of-Season Goods” means goods specifically related to holidays occurring outside the Sale Term, such as Christmas, New Year’s Day, Valentine’s Day, St. Patrick’s Day, Easter, Bastille Day, Independence Day, Halloween and Thanksgiving. For the avoidance of doubt, the Merchandise reflected on Exhibit 5.2(b)(i) shall not be deemed Out-of-Season Goods.

5.3 Valuation.

(a) For purposes of this Agreement, “Retail Price” shall mean with respect to each item of Merchandise, determined on an SKU basis as of the Sale Commencement Date, the lowest of the lowest ticketed price, file price (as reflected on the Merchandise File), marked price, shelf price, hang-tag price, stickered price, PLU price, or other hard-marked price, excluding, however, all Excluded Pricing Adjustments. For purposes of calculating Retail Price, if an item of Merchandise of the same SKU has more than one ticketed price, file price (as reflected on the Merchandise File), marked price, shelf price, hang-tag price, stickered price, PLU price, or other hard-marked price, or if multiple items of the same SKU have different ticketed, file (as reflected on the Merchandise File), marked, shelf, hang-tag, stickered, PLU, or other hard-marked prices and such pricing does not otherwise qualify as an Excluded Pricing Adjustment, the lowest ticketed price, file price (as reflect on the Merchandise File), marked price, shelf price, hang-tag price, stickered price, PLU price, or other hard-marked price on any such item shall prevail for such item or for all such items within the same SKU, as the case may be, that are located within the same location (as the case may be, the “Lowest Location Price”), unless it is reasonably determined by Merchant and Agent that the applicable Lowest Location Price was mismarked, normal course markdowns had not been reflected or taken, or such item was priced because it was damaged or marked as “as is,” in which case the correct price shall control; provided, however, in determining the Lowest Location Price with respect to any item of Merchandise at a Store, the Lowest Location Price shall be determined based upon the lowest Retail Price of such item on a per location basis. No adjustment to Retail Price shall be made with respect to different Retail Prices for items located in different locations.

(b) Notwithstanding the provisions of Section 5.3(a), Excluded Pricing Adjustments shall not be taken into account in determining the Retail Price of any item of Merchandise. For purposes of this Agreement, the term “Excluded Pricing Adjustments” means the following discounts or price adjustments offered by Merchant: (i) temporary point of sale discounts or similar temporary adjustments; (ii) employee discounts; (iii) member or customer appreciation points or coupons; (iv) multi-unit purchase discounts; (v) adjustments for damaged, defective or “as is” items; (vi) coupons (Merchant’s or competitors), catalog, website, or circular prices, or “buy one get one” type discounts; (vii) customer savings pass discounts or “bounce back” coupons, or discounts for future purchases based on dollar value of past purchases; (viii) obvious ticketing or marking errors; (ix) instant (in store) or mail in rebates; or (x) similar customer specific, temporary, or employee non-product specific pricing or accommodations.

5.4 Excluded Goods. Merchant shall retain all responsibility for any goods not included as “Merchandise” hereunder. If the Merchant elects at the beginning of the Sale Term, Agent shall accept goods not included as “Merchandise” hereunder (other than DSW Merchandise) for sale at prices mutually agreed upon by Agent and Merchant (such goods, “Merchant’s Consignment Goods”). The Agent shall retain 20% of the receipts (net of Sales Taxes) for all sales of Merchant’s Consignment Goods, and Merchant shall receive 80% of the receipts (net of Sales Taxes) in respect of such sales. Merchant shall receive its share of the receipts of sales of Merchant’s Consignment Goods on a weekly basis, immediately following the Weekly Sale Reconciliation. If Merchant does not elect to have Agent sell goods not included as Merchandise or Merchant and Agent are unable to agree upon prices, then all such items will be removed by Merchant from the Stores at Merchant’s expense as soon as practicable and shall not be shipped to the Stores from the Distribution Centers absent Agent’s express written consent. Agent shall have no cost, expense or responsibility in connection with any goods not included in Merchandise.

5.5 DSW Merchandise. Agent shall accept for sale all new, finished, first quality goods held by Merchant pursuant to consignment arrangements with DSW Inc. or its subsidiaries (collectively “DSW”) that are saleable in the ordinary course of business and located at the Stores as of the Sale Commencement Date (the “DSW Merchandise”). For the avoidance of doubt, goods subject to such consignment arrangements shall be treated as DSW Merchandise (and not as Merchandise) regardless of whether DSW’s consignment interest is legal, valid or binding or has been properly perfected. The portion of all receipts of sales of DSW Merchandise (exclusive of Sales Taxes) that Merchant is entitled to retain pursuant to all such existing consignment arrangements with DSW shall be treated as Proceeds hereunder (it being agreed that nothing in this Agreement shall prohibit Merchant from paying to DSW any portion of the receipts of sales of DSW Merchandise (exclusive of Sales Taxes) required to be paid to DSW under the terms of agreements with DSW as in existence on the date hereof).

Section 6. Sale Term.

6.1 Term. Subject to satisfaction of the conditions precedent set forth in Section 10 hereof (including, without limitation, the entry of the Approval Order), the Sale shall commence at each Store on the first business day following the entry of the Approval Order, but no later than April 7, 2017 (such date, the “Sale Commencement Date”). Agent shall complete the Sale at each Store no later than May 31, 2017 (the “Sale Termination Date”, and the period from the Sale Commencement Date to the Sale Termination Date as to each Store being the “Sale Term”). Notwithstanding the foregoing, Agent may, in its discretion, earlier terminate the Sale on a Store-by-Store basis upon not less than seven (7) days’ prior written notice (a “Vacate Notice”) to Merchant. In the event Agent fails to provide Merchant with such timely notice, Agent shall be liable for and pay Occupancy Expenses for the days by which notice of a Store closing was less than seven (7) days. The “Vacate Date” with respect to any Store shall be the later of (i) the date on which Agent actually vacates such Store in accordance with the provisions of Section 6.2 and (ii) the date that is seven days after the date on which a Vacate Notice with respect to such Store is delivered to Merchant.

6.2 Vacating the Store. At the conclusion of the Sale, Agent agrees to leave each Store in “broom clean” condition, ordinary wear and tear excepted, except for unsold items of Owned FF&E which may be abandoned by Agent in place in a neat and orderly manner pursuant to Section 7 below. Agent shall vacate each Store on or before the Sale Termination

Date as provided for herein, at which time Agent shall surrender and deliver the Store premises, and Store keys, to Merchant. Agent’s obligations to pay all Expenses, including Occupancy Expenses, for each Store to the extent required by Section 4.1 shall continue until the date (the “Outside Date”) that is the earlier of (a) the Sale Termination Date and (b) the later of (i) the applicable Vacate Date for such Store and (ii) the fifteenth (15th) day of the calendar month in which the Vacate Date for such Store occurs; provided, however, during the period between the Vacate Date with respect to any Store and the fifteenth (15th) day of the calendar month during which such Vacate Date occurs, Agent’s obligation to pay Expenses with respect to such Store shall be limited to payment of Occupancy Expenses actually payable by Merchant with respect to such Store. All assets of Merchant used by Agent in the conduct of the Sale (e.g., FF&E (other than Owned FF&E), supplies, etc.) shall be returned by Agent to Merchant or left at the Stores, as applicable, to the extent same have not been consumed in the conduct of the Sale or have not been otherwise disposed of through no fault of the Agent. Where reference is made in this Section 6 to vacating the Stores, such shall mean vacating the Stores in favor of Merchant, its representatives or assignee and shall not mean vacating possession or disclaimer of lease in favor of the landlord or owner of the Store premises. Agent agrees that it shall be obligated to repair (or cause to be repaired) any damage caused by Agent (or any representative, agent or licensee thereof) to any Store during the Sale Term, ordinary wear and tear excepted.

Section 7. FF&E.

7.1 Owned FF&E. Agent shall sell all FF&E at the Stores, the Distribution Centers and Merchant’s corporate offices owned by Merchant (the “Owned FF&E”) pursuant to a commission structure whereby Agent shall be entitled to receive a commission equal to eighteen percent (18.0%) of the gross proceeds (net only of sales taxes) from the sale of any Owned FF&E; provided, however, that Merchant shall be responsible for the payment of all expenses (including reimbursement to Agent where applicable) incurred in connection with the disposition of the Owned FF&E in accordance with a budget to be mutually agreed upon between the Merchant and Agent following execution of this Agreement.

7.2 Abandonment of FF&E. Agent shall be authorized to abandon any and all sold and unsold Owned FF&E in place without any cost or liability to any party. Agent shall have no responsibility whatsoever with respect to any FF&E located at the Stores, the Distribution Centers or Merchant’s corporate offices which is not owned by Merchant.

7.3 Guaranty. If each of Agent, Merchant and the Administrative Agent agree in their sole discretion to do so, Agent and the Merchant shall be permitted to negotiate and enter a guaranteed proceeds arrangement with respect to the Owned FF&E.

7.4 Representations. Merchant hereby represents to Agent that (i) subject to the Sale Order, all Owned FF&E may be sold by Agent on Merchant’s behalf, free and clear of all claims, liens and encumbrances of any kind and (ii) all such Owned FF&E is devoid of Hazardous Materials. Anything in this Agreement to the contrary notwithstanding, Agent will not have any obligation whatsoever to purchase, sell, make, store, handle, treat, dispose, generate, transport or remove any Hazardous Materials that may be located at the Stores, the Distribution Centers or Merchant’s corporate offices. Agent shall have no liability to any party for any environmental action brought (i) that is related to the storage, handling, treatment, disposition, generation, or transportation of Hazardous Materials, or (ii) in connection with any remedial actions associated therewith or the Stores, the Distribution Centers or Merchant’s corporate offices. Merchant (and not Agent) shall be solely responsible to remove from the Stores, the Distribution Centers and Merchant’s corporate offices all Hazardous Materials. For purposes of this Agreement, the term “Hazardous Materials” means, collectively, any chemical, solid, liquid, gas, or other substance having the characteristics identified in, listed under, or designated pursuant to (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.A. 9601(14), as a “hazardous substance”, (ii) the Resource Conservation and Recovery Act, 42 U.S.C.A. 6903(5) and 6921, as a “hazardous waste”, or (iii) any other laws, statutes or regulations of a government or political subdivision or agency thereof, as presenting an imminent and substantial danger to the public health or welfare or to the environment or as otherwise requiring special handling, collection, storage, treatment, disposal, or transportation.

Section 8. Conduct of the Sale.

8.1 Rights of Agent. In addition to any other rights granted to Agent elsewhere in this Agreement, Agent shall be permitted to conduct the Sale as a “going out of business”, “total liquidation”, “store closing”, “sale on everything”, “everything must go” or similar sale throughout the Sale Term without compliance with any Liquidation Sale Laws. The Agent shall conduct the Sale in the name of and on behalf of the Merchant in a commercially reasonable manner and in compliance with the terms of this Agreement and subject to the Approval Order. Agent shall conduct the Sale in accordance with the sale guidelines attached hereto as Exhibit 8.1 (the “Sale Guidelines”). In addition to any other rights granted to Agent hereunder in conducting the Sale the Agent, in the exercise of its reasonable discretion shall have the right:

(a) to establish Sale prices and discounts and Store hours;

(b) except as otherwise expressly included as an Expense, to use without charge during the Sale Term all FF&E, bank accounts, computer hardware and software, existing Supplies, intangible assets (including Merchant’s trademarks, trade names, logos and tax identification numbers), Store keys, case keys, security codes and safe and lock combinations required to gain access to and operate the Stores and the Distribution Centers, and any other assets of the Merchant located at the Stores or the Distribution Centers (whether owned, leased, or licensed);

(c) except as otherwise expressly included as an Expense, (i) to be provided by Merchant with central office facilities, central administrative services and personnel to process and perform Central Services and provide other central office services reasonably necessary for or incident to the Sale (including, but not limited to, use of Merchant’s central office facilities, central administrative services, and personnel to process payroll, perform MIS, and provide other central office services necessary for the Sale to the extent that such services are normally provided by Merchant in house); (ii) to use reasonably sized offices located at Merchant’s central office facility to effect the Sale; and (iii) to use all customer lists, mailing lists, email lists, and web and social networking sites utilized by Merchant in connection with its business (but solely in connection with the Sale and pursuant to such reasonable restrictions requested by Merchant in order for Merchant to comply with its privacy policy and applicable laws governing the use and dissemination of confidential consumer personal data);

(d) to establish and implement advertising, signage and promotion programs consistent with the “going out of business”, “total liquidation”, “store closing”, “sale on everything”, “everything must go”, or similar themed including without limitation by means of media advertising, interior and exterior signs and banners, A-frames, sign walkers and similar signage;

(e) to transfer Merchandise between and among the Stores at Agent’s expense; provided, however, the Agent shall not transfer Merchandise between and among Stores so as to make the Merchandise unavailable for purposes of the Inventory Taking;

(f) to transfer Merchandise from the Distribution Center to the Stores;

(g) to supplement the Merchandise at the Stores with Additional Agent Merchandise in accordance with Section 8.9 hereof; and

(h) to conduct the Sale in accordance with the Sale Guidelines.

8.2 Terms of Sales to Customers; Final/As Is Sales. All sales of Merchandise will be “final sales” and “as is,” and appropriate signage and sales receipts will reflect the same. Agent shall not warrant the Merchandise in any manner, but will, to the extent legally permissible, pass on all manufacturers’ warranties to customers. All sales will be made only for cash, nationally recognized bank credit and debit cards. Through the date that is thirty (30) days following the Sale Commencement Date, Agent shall accept or honor employee discounts, coupons, or other customer loyalty programs, rewards or other discounts that were in effect immediately prior to the Sale Commencement Date (collectively, the “Pre-Sale Customer Rewards Programs”). Merchant shall reimburse Agent in cash for discounts and other amounts incurred in connection with honoring or accepting such Pre-Sale Customer Rewards Programs during such period as part of the weekly sale reconciliation provided for in Section 8.7(a). Agent shall clearly mark all receipts for the Merchandise sold at the Stores during the Sale Term so as to distinguish such Merchandise from the goods sold prior to the Sale Commencement Date.

8.3 Sales Taxes.

(a) During the Sale Term, all sales, excise, gross receipts and other taxes attributable to sales of Merchandise, Additional Agent Merchandise, Merchant’s Consignment Goods, DSW Merchandise and/or Owned FF&E (except to the extent such sales are exempt) as indicated on Merchant’s point of sale equipment (other than taxes on income, but specifically including, without limitation, gross receipts taxes) payable to any taxing authority having jurisdiction (collectively, “Sales Taxes”) shall be added to the sales price of Merchandise, Additional Agent Merchandise, Merchant’s Consignment Goods, DSW Merchandise and/or Owned FF&E and collected by Agent, on Merchant’s behalf, at the time of sale. All Sales Taxes shall be deposited into a segregated account designated by Merchant and Agent solely for the deposit of such Sales Taxes (the “Sales Taxes Account”). Merchant shall prepare and file all applicable reports and documents required by the applicable taxing authorities, and Merchant shall promptly pay all Sales Taxes from the Sales Taxes Account. Merchant will be given access to the computation of gross receipts for verification of all such tax collections. Provided that Agent performs its responsibilities in accordance with this Section 8.3, Agent shall have no further obligation to the Merchant, the Administrative Agent, the Lenders, any taxing authority, or any other party, and Merchant (and the Administrative Agent to the extent the Administrative Agent or any Lender has received any funds on account of Sales Taxes) shall indemnify and hold harmless Agent and its officers, directors, employees, agents and supervisors (collectively, “Agent Indemnified Parties”) from and against any and all costs, including, but not limited to, reasonable attorneys’ fees, assessments, fines or penalties which Agent or any Agent Indemnified Party sustains or incurs as a result or consequence of the failure by Merchant to promptly pay such taxes to the proper taxing authorities and/or the failure by Merchant to promptly file with such taxing authorities all reports and other documents required by applicable law to be filed with or delivered to such taxing authorities. If Agent fails to perform its responsibilities in accordance with this Section 8.3, and provided Merchant complies with its obligations under this Section 8.3, Agent shall indemnify and hold harmless Merchant from and against any and all costs, including, but not limited to, reasonable attorneys’ fees, assessments, fines or penalties which Merchant sustains or incurs as a result or consequence of the failure by Agent to collect Sales Taxes and/or the failure by Agent to promptly deliver any and all reports and other documents required to enable Merchant to file any requisite returns with such taxing authorities.

(b) Without limiting the generality of Section 8.3(a) hereof, it is hereby agreed that, as Agent is conducting the Sale solely as agent for the Merchant, various payments that this Agreement contemplates that one party may make to the other party (including the payment by Agent of the Guaranteed Amount) do not represent the sale of tangible personal property and, accordingly, are not subject to Sales Taxes.

8.4 Supplies. Agent shall have the right to use, without charge, all existing supplies located at the Stores, Distribution Centers and corporate office(s), including, without limitation, boxes, bags, paper, twine and similar sales materials (collectively, “Supplies”). In the event that additional Supplies are required in any of the Stores during the Sale, Merchant agrees to promptly provide the same to Agent, if available, for which Agent shall reimburse the Merchant at Merchant’s cost therefor; provided, however, that if reasonably requested by Agent, Merchant shall assist Agent in obtaining supplies, at Agent’s expense, from Merchant’s vendors at Merchant’s usual and customary costs for such supplies.

8.5 Returns of Merchandise. Agent shall accept returns of goods sold by Merchant prior to the Sale Commencement Date (“Returned Merchandise”) for thirty (30) days following the Sale Commencement Date, provided that such return is in compliance with Merchant’s return policy in effect immediately prior to the Sale Commencement Date. If such Returned Merchandise is otherwise “Merchandise” it shall be included in the Sale at its Retail Price multiplied by the inverse of the then prevailing Sale discount on the date of the return. Subject to Merchant’s reimbursement to Agent in accordance with the terms of this Section 8.5, the aggregate Retail Price of the Merchandise shall be increased by the adjusted Retail Price of any Returned Merchandise included in Merchandise (determined in accordance with this Section 8.5). In addition, Merchant shall reimburse Agent in cash for any refunds or credits Agent is required to issue to customers in respect of any Returned Merchandise during each Weekly Sale Reconciliation provided for in Section 8.7. Any increases in the Guaranteed Amount as a result of Returned Merchandise shall be paid by Agent as part of the Final Reconciliation.

8.6 Gift Certificates. Through the date that is fourteen (14) days following the Sale Commencement Date, Agent shall accept Merchant’s gift certificates, gift cards, return credits, and similar merchandise credits issued by Merchant (collectively, the “Gift Certificates”). Merchant shall reimburse Agent in cash for such amounts during the Weekly Sale Reconciliation provided for in Section 8.7. Neither Agent nor Merchant shall sell any Gift Certificates.

8.7 Sale Reconciliation. On each Wednesday during the Sale Term, Agent and Merchant shall cooperate to reconcile Expenses of the Sale, make payments/setoffs on account of the Guaranteed Amount, Agent’s Fee, Sharing Amounts, sales of Owned FF&E, and reconcile such other Sale-related items as either party shall reasonably request, in each case for the prior week or partial week (i.e. Sunday through Saturday), all pursuant to procedures agreed upon by Merchant and Agent (the “Weekly Sale Reconciliation”). Within thirty (30) days after the end of the Sale Term, or as soon as practicable thereafter, Agent and Merchant shall complete a final reconciliation of the Sale (the “Final Reconciliation”), the written results of which shall be certified by representatives of each of the Merchant and Agent as a final settlement of accounts between the Merchant and Agent. Within five (5) days after the completion of the Final Reconciliation and execution of a settlement letter including an appropriate mutual release, Agent shall pay to Merchant, or Merchant shall pay to Agent, as the case may be, any and all amounts due the other pursuant to the Final Reconciliation. Such settlement and Final Reconciliation shall be deemed approved pursuant to section 105(a) of the Bankruptcy Code and rule 9019 of the Federal Rules of Bankruptcy Procedure without further order of the Bankruptcy Court (other than the Approval Order). In the absence of an order of the Bankruptcy Court to the contrary, no disputed amounts owing hereunder shall be paid until the dispute has been resolved by agreement of the Parties or as determined by the Bankruptcy Court. During the Sale Term, and thereafter until all of Merchant’s and Agent’s obligations under this Agreement have been satisfied, Merchant and Agent shall have reasonable access to Merchant’s and Agent’s records with respect to the Sale (including, but not limited to, Retail Price, Merchandise, Expenses, and Proceeds) to review and audit such records.

8.8 Force Majeure. If any casualty, act or threatened act of terrorism, or act of God prevents or substantially inhibits the conduct of business in the ordinary course at any of the Stores for a period of four (4) days, the Merchandise located at such Store shall, in Agent’s reasonable discretion (after consultation with the Merchant), be eliminated from the Sale and considered to be deleted from this Agreement as of the date of such event, and Agent and Merchant shall have no further rights or obligations hereunder with respect thereto; provided, however, that (i) the proceeds of any insurance attributable to such Merchandise shall constitute Proceeds hereunder, and (ii) the Guaranteed Amount shall be reduced to account for any Merchandise eliminated from the Sale which is not the subject of insurance proceeds, and Merchant shall within five (5) days following written demand by Agent reimburse Agent for the amount the Guaranteed Amount is so reduced.

8.9 Additional Agent Merchandise.

(a) Agent shall be entitled to include in the Sale supplemental merchandise procured by Agent which is of like kind, and no lesser quality to the Merchandise located in the Stores as of the Sale Commencement Date (“Additional Agent Merchandise”). Agent shall be responsible for payment of the costs associated with procuring any Additional Agent Merchandise and all costs and expenses related to, or incurred in connection with, the marketing and sale of the Additional Agent Merchandise, which costs shall not constitute Expenses hereunder.

(b) The Additional Agent Merchandise shall at all times and for all purposes be the exclusive property of, and subject to the control of, Agent. Merchant, the Administrative Agent and the Lenders shall cooperate with Agent with respect to all filings (including, without limitation, UCC-1 financing statements) and other actions to the extent reasonably requested by Agent in connection with the Additional Agent Merchandise. If requested by Agent, Merchant shall, at Agent’s sole expense (and not as an Expense hereunder), insure the Additional Agent Merchandise and, if required, promptly file any proofs of loss with regard to same with Merchant’s insurers.

(c) Any transactions relating to the Additional Agent Merchandise are, and shall be construed as, a true consignment from Agent to Merchant. Merchant acknowledges, and the Approval Order (as and when applicable) shall provide, that the Additional Agent Merchandise shall be consigned to Merchant as a true consignment under Article 9 of the Uniform Commercial Code (the “UCC”). Agent is hereby granted a legal, valid and binding first priority security interest in (i) the Additional Agent Merchandise and (ii) the Additional Agent Merchandise proceeds, which security interest Agent shall be authorized to perfect prior to entry of the Approval Order, but which security interest shall, if not sooner perfected, be deemed perfected pursuant to the Approval Order without the requirement of filing UCC financing statements or providing notifications to any prior secured parties (provided that Agent is hereby authorized to deliver any notices and file any financing statements and amendments thereof under the applicable UCC identifying Agent’s interest in the Additional Agent Merchandise (and any proceeds from the sale thereof) as consigned goods thereunder and the Merchant as the consignee therefor, and Agent’s security interest in such Additional Agent Merchandise and Additional Agent Merchandise proceeds). The Administrative Agent, on behalf of itself and the Lenders, hereby consents to the payment to Agent of Additional Agent Merchandise Proceeds (subject to Agent’s obligation with respect to the Additional Agent Merchandise Fee payable hereunder).

(d) In order to distinguish the Additional Agent Merchandise from the Merchandise located in the Stores, Agent shall mark the Additional Merchandise using either a “dummy” SKU or department number, or in such other manner as shall enable Merchant and Agent to distinguish sales of the Additional Agent Merchandise from sales of the Merchandise. Additionally, Agent shall provide signage in the Stores notifying customers that the Additional Agent Merchandise has been included in the Sale.

8.10 Right to Monitor. Merchant shall have the right to monitor the Sale and activities attendant thereto and to be present in the Stores during the hours when the Stores are open for business; provided that Merchant’s presence does not unreasonably disrupt the conduct of the Sale. Merchant shall also have a right of access to the Stores at any time in the event of an emergency situation and shall promptly notify Agent of such emergency.

Section 9. Employee Matters.

9.1 Merchant’s Employees. Agent may use Merchant’s Store employees in the conduct of the Sale to the extent Agent deems expedient, and Agent may select and schedule the number and type of Merchant’s Store employees required for the Sale. Agent shall identify any such Store employees to be used in connection with the Sale (each such employee, a “Retained Employee”). Notwithstanding the foregoing, Merchant’s employees shall at all times remain employees of the Merchant. Agent’s selection and scheduling of Merchant’s employees shall at all times comply with all applicable laws and regulations. Merchant and Agent agree that, except to the extent that wages and benefits of Retained Employees constitute Expenses hereunder, nothing contained in this Agreement and none of Agent’s actions taken in respect of the Sale shall be deemed to constitute an assumption by Agent of any of Merchant’s obligations relating to any of Merchant’s employees including, without limitation, Excluded Payroll Benefits, Worker Adjustment Retraining Notification Act (“WARN Act”) claims and other termination type claims and obligations, or any other amounts required to be paid by statute or law; nor shall Agent become liable under any employment agreement, collective bargaining agreement, or be deemed a joint or successor employer with respect to such employees. Merchant shall not, without the prior consent of Agent, raise the salary or wages or increase the benefits for, or pay any bonuses or other extraordinary payments to, any Store employees prior to the Sale Termination Date. Merchant shall not transfer any employee in anticipation of the Sale nor any Retained Employee during the Sale Term, in each case without Agent’s prior consent.

9.2 Termination of Employees. Agent may in its discretion stop using any Retained Employee at any time during the Sale, subject to the conditions provided for herein. In the event that Agent desires to cease using any Retained Employee, Agent shall notify Merchant at least seven (7) days prior thereto; provided, however, that, in the event that Agent determines to cease using an employee “for cause” (such as dishonesty, fraud or breach of employee duties), the seven (7) day notice period shall not apply; provided, further, however, that Agent shall immediately notify Merchant of the basis for such “cause.” From and after the date of this Agreement and until the Sale Termination Date, Merchant shall not transfer or dismiss employees of the Stores except “for cause” without Agent’s prior consent. Notwithstanding the foregoing, Agent shall not have the right to terminate the actual employment of any employee, but rather may only cease using such employee in the Sale and paying any Expenses with respect to such employee (and all decisions relating to the termination or non-termination of such employees shall at all times rest solely with Merchant).

9.3 Payroll Matters. During the Sale Term, Merchant shall process the payroll for all Retained Employees and any former employees and temporary labor engaged for the Sale. Each Wednesday (or such other date as may be reasonably requested by Merchant to permit the funding of the payroll accounts before such payroll is due and payable) during the Sale Term, Agent shall transfer to Merchant’s payroll accounts an amount equal to the base payroll for Retained Employees plus related payroll taxes, workers’ compensation and benefits for such week, to the extent such amount constitutes Expenses hereunder.

9.4 Employee Retention Bonuses. Agent may pay, as an Expense, retention bonuses (“Retention Bonuses”) (which bonuses shall be inclusive of payroll taxes, but as to which no benefits shall be payable), up to a maximum of ten percent (10%) of base payroll for all Retained Employees, to certain Retained Employees who do not voluntarily leave employment and are not terminated “for cause,” as Agent may determine in its discretion. The amount of such Retention Bonuses shall be in an amount to be determined by Agent, in its discretion, and shall be payable within thirty (30) days after the Sale Termination Date, and shall be processed through Merchant’s payroll system.

Section 10. Conditions Precedent and Subsequent.

(a) The willingness of Agent to enter into the transactions contemplated under this Agreement is directly conditioned upon the satisfaction of the following conditions at the time or during the time periods indicated, unless specifically waived in writing by Agent:

(i) All representations and warranties of the Merchant hereunder shall be true and correct in all material respects and no Event of Default shall have occurred at and as of the date hereof and on the Sale Commencement Date;

(ii) No injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement (including, without limitation, the Sale);

(iii) The Bankruptcy Court shall have entered the Approval Order, in form and substance meeting the standards set forth in Section 2(b), on or before April 6, 2017;

(iv) The Bankruptcy Court shall have entered one or more interim and/or final orders, inter alia, approving Merchant’s use of cash collateral; and

(v) All parties to this Agreement (including, without limitation, the Administrative Agent, on behalf of itself and the Lenders) shall have executed this Agreement in the space provided therefor.

(b) The willingness of Merchant to enter into the transactions contemplated under this Agreement is directly conditioned upon the satisfaction of the following conditions at the time or during the time periods indicated, unless specifically waived in writing by the Merchant:

(i) All representations and warranties of Agent hereunder shall be true and correct in all material respects and no Event of Default shall have occurred at and as of the date hereof and on the Sale Commencement Date;

(ii) No injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement (including, without limitation, the Sale);

(iii) The Bankruptcy Court shall have entered the Approval Order; and

(iv) All parties to this Agreement (including, without limitation, the Administrative Agent, on behalf of itself and the Lenders) shall have executed this Agreement in the space provided therefor.

Section 11. Representations, Warranties and Covenants.

11.1 Merchant’s Representations, Warranties and Covenants. Merchant hereby represents, warrants and covenants in favor of Agent as follows:

(a) Merchant (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (ii) has all requisite corporate or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted and to grant the rights intended to be granted herein as provided herein (it being understood that, from and after the date on which Merchant commences a Chapter 11 case, this representation shall be subject to the entry of the Approval Order); and (iii) is, and during the Sale Term will continue to be, duly authorized and qualified to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification, including all jurisdictions in which any Store or Distribution Center is located, except, in each case, to the extent that the failure to be in good standing or so qualified could not reasonably be expected to have a material adverse effect on the ability of the Merchant to execute and deliver this Agreement and perform fully its obligations hereunder.

(b) Subject to entry of the Approval Order, Merchant has the right, power and authority to execute and deliver this Agreement and each other document and agreement contemplated hereby (collectively, together with this Agreement, the “Agency Documents”) and to perform fully its obligations hereunder and thereunder. Subject to entry of the Approval Order, Merchant has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents, and no further consent or approval is required for Merchant to enter into and deliver the Agency Documents, to perform its obligations thereunder and to consummate the Sale, except for any such consent the failure of which to be obtained could not reasonably be expected to have a material adverse effect on the ability of Merchant to execute and deliver this Agreement and perform fully its obligations hereunder. Subject to entry of the Approval Order, each of the Agency Documents has been duly executed and delivered by the Merchant and constitutes the legal, valid and binding obligation of the Merchant enforceable in accordance with its terms.

(c) Merchant owns, and will own at all times during the Sale Term, good and marketable title to all of the Merchandise, Merchant’s Consignment Goods, and Owned FF&E, free and clear of all security interests, liens, claims and encumbrances of any nature (other than (i) the security interests and liens of the Agent hereunder and (ii) the security interests and liens set forth on Exhibit 11.1(c)). Merchant shall not create, incur, assume or suffer to exist any security interest, lien, claim or encumbrance upon or with respect to any of the Merchandise, Merchant’s Consignment Goods, DSW Merchandise, Additional Agent Merchandise, Proceeds, Owned FF&E or any proceeds of any of the foregoing other than (i) as provided herein and (ii) except with respect to the Additional Agent Merchandise and its proceeds, as set forth on Exhibit 11.1(c). Subject to the entry of the Approval Order, all Merchandise, Merchant’s Consignment

Goods, DSW Merchandise, Additional Agent Merchandise and Owned FF&E may be sold by Agent free and clear of all security interests, liens, claims and encumbrances of any nature; provided that (i) any security interests, liens, claims or encumbrances that may have attached to any of the foregoing prior to such sale shall attach only to the Guaranteed Amount and such other amounts due by Agent to Merchant hereunder and (ii) Merchant shall remain obligated to pay to DSW any portion of the receipts of sales of DSW Merchandise (exclusive of Sales Taxes) required to be paid to DSW under the terms of agreements with DSW as in existence on the date hereof.

(d) Merchant has maintained its pricing files (including, without limitation, the Merchandise File) and records in the ordinary course of business, and prices charged to the public for goods (whether in-Store, by advertisement, online or otherwise) are the same in all material respects as set forth in such pricing files for the periods indicated therein (without consideration of any Excluded Pricing Adjustments). All pricing files (including, without limitation, the Merchandise File) and records are true and accurate in all material respects as to the actual cost to Merchant for purchasing the goods referred to therein and as to the selling price to the public for such goods without consideration of any Excluded Pricing Adjustments, as of the dates and for the periods indicated therein. Merchant represents that (i) the ticketed prices of all items of Merchandise do not and shall not include any Sales Taxes and (ii) all registers located at the Stores are programmed to correctly compute all Sales Taxes required to be paid by the customer under applicable law, as such calculations have been identified to Merchant by its retained service provider.

(e) Through the Sale Commencement Date, Merchant has ticketed or marked, and shall continue to ticket or mark, all items of inventory received at the Stores in a manner consistent with similar Merchandise located at the Stores, and in accordance with Merchant’s ordinary course past practices and policies relative to pricing and marking inventory.

(f) Since February 1, 2017, Merchant has not, and through the Sale Commencement Date Merchant shall not, purchase for or transfer to or from the Stores any merchandise or goods outside the ordinary course.

(g) To Merchant’s knowledge, all Merchandise is in compliance with all applicable federal, state and local product safety laws, rules and standards. Merchant shall provide Agent with its historic policies and practices, if any, regarding product recalls prior to the Sale Commencement Date. Merchant owns or possesses all right, title and interest in and to all material permits, licenses, franchises, orders, consents, authorizations, registrations, certificates, variances, exceptions, approvals and similar rights obtained from governments and governmental agencies relating to the Stores or the operations conducted at the Stores, and all deposits or bonds in connection therewith (collectively, the “Permits”) that are necessary to own and operate the Stores, including, without limitation, all Permits required under any federal, state or local law relating to public health and safety, employee health and safety, pollution or protection of the environment, other than in each case failures to so own or possess all right, title and interest that would not prevent or materially impair Merchant’s consummation of the transactions contemplated by this Agreement. Merchant is in compliance with the terms and conditions of such material Permits and has received no notices within the past year (nor does it have any knowledge of any threatened notice) that it is in violation of any of the terms or conditions of such Permits, except for any noncompliance or violation that would not prevent or materially impair the Merchant’s consummation of the transactions contemplated by this Agreement. Merchant has conducted and continues to conduct its business, in all material respects, in accordance with all applicable laws and governmental orders applicable to Merchant or any of its assets or properties, and to the best of its knowledge Merchant is not in material violation of any such law or governmental order, including, without limitation, any law, now in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, labor, health, safety or hazardous materials, except for any noncompliance or violation that would not prevent or materially impair the Merchant’s consummation of the transactions contemplated by this Agreement.

(h) Subject to the provisions of the Approval Order, Agent shall have the right during the Sale Term to the unencumbered use and occupancy of, and peaceful and quiet possession of, the Stores and the Distribution Centers, the assets currently located at the Stores and the Distribution Centers, and the utilities and other services provided at the Stores and the Distribution Centers. Merchant shall, throughout the Sale Term, maintain in good working order, condition and repair (at its own expense, except as expressly set forth herein) all cash registers, heating systems, air conditioning systems, alarm systems, elevators, escalators and all other mechanical devices necessary or appropriate for the conduct of the Sale at the Stores and the Distribution Centers. Except as otherwise restricted by the Bankruptcy Code upon filing of the Bankruptcy Case, and absent a bona fide dispute, throughout the Sale Term, Merchant shall remain current on all expenses and payables necessary or appropriate for the conduct of the Sale.

(i) Subject to approval by the Bankruptcy Court, Merchant has paid, and will continue to pay throughout the Sale Term, all self-insured or Merchant-funded employee benefit programs for Store employees, including health and medical benefits and insurance and all proper claims made or to be made in accordance with such programs.

(j) Since February 1, 2017, Merchant has not taken, and shall not throughout the Sale Term take, any actions with the intent of increasing the Expenses of the Sale, including without limitation increasing salaries or other amounts payable to employees; except to the extent an employee was due an annual raise in the ordinary course.

(k) Prior to the execution of this Agreement, Merchant has provided Agent reasonable access to all pricing and cost files, computer hardware, software and data files, inter-Stores transfer logs, markdown schedules, invoices, style runs and all other documents relative to the price, mix and quantities of inventory located at the Stores and the Distribution Centers or on order or in transit.

(l) To Merchant’s knowledge, all documents, information and supplements provided by Merchant to Agent in connection with Agent’s due diligence and the negotiation of this Agreement were true and accurate in all material respects at the time provided.

(m) Other than filing the Bankruptcy Case, no action, arbitration, suit, notice, or legal, administrative or other proceeding before any court or governmental body has been instituted by or against the Merchant, or has been settled or resolved, or to Merchant’s knowledge, is threatened against or affects Merchant, relative to Merchant’s business or properties, which questions the validity of this Agreement, or that if adversely determined, would materially and adversely affect the conduct of the Sale.

(n) Supplies have not been, since February 1, 2017, and shall not be, prior to the Sale Commencement Date, transferred by Merchant to or from the Stores so as to alter the mix or quantity of supplies at the Stores from that existing on such date, other than in the ordinary course of business.

(o) Since February 1, 2017, Merchant (i) has not (and shall not, up to the Sale Commencement Date) marked up or raised the price of any items of Merchandise, (ii) has not reduced the price of any items of Merchandise, (iii) has sold inventory during such period at customary prices consistent with the ordinary course of business, and has not offered any promotions or discounts or promoted or advertised any sales or in-store promotions (including POS promotions) to the public other than as described on Exhibit 11.1(o) (in all cases whether or not consistent with Merchant’s ordinary course of business consistent with historic periods) and (iv) has not removed or altered any tickets or any indicia of clearance merchandise or POS promotion. Since February 1, 2017, Merchant has operated, and, except as provided herein, through the Sale Commencement Date, Merchant covenants to continue to operate, the Stores in all material respects in the ordinary course of business including without limitation by: (i) selling inventory during such period at customary prices consistent with the ordinary course of business and not offering any promotions or discounts or promoting or advertising any sales or in-store promotions (including POS promotions) to the public other than an as described on Exhibit 11.1(o) (in all cases whether or not consistent with Merchant’s ordinary course of business consistent with historic periods); (ii) not returning inventory, supplies, fixtures, furniture or equipment to vendors and not transferring inventory, supplies, fixtures, furniture or equipment out of or to the Stores; or (iii) except as may occur in the ordinary course of business, not making any management personnel moves or changes at the Stores; subject in each case to the Merchant’s filing of the Bankruptcy Cases. Since February 1, 2017, Merchant has not transferred, and will not transfer, any inventory to or from any of Merchant’s retail locations other than the Stores and the Distribution Centers from or to any Store or Distribution Center. Merchant acknowledges and agrees that, on or after the Sale Commencement Date, it shall not offer any promotions or discounts at the Stores.

(p) Merchant is not a party to any collective bargaining agreements with its employees. No labor unions represent Merchant’s employees at any Store. There are currently no strikes, work stoppages, or other labor disturbances affecting any Distribution Center or any Store, or Merchant’s central office facilities.

(q) No Store lease or similar occupancy agreement has expired, nor shall expire at any time until the conclusion of the Sale Term in such Store (by its terms or otherwise).

(r) Merchant has not since February 1, 2017, knowingly shipped any Excluded Defective Merchandise from the Distribution Centers to the Stores. Merchant will not knowingly ship any Excluded Defective Merchandise from the date of this Agreement from the Distribution Centers to the Stores.

(s) During the Sale Term applicable to any Store or, to the extent a notice is delivered pursuant to Section 4.1(s), Distribution Center, and for purposes of conducting the Sale at such Store or Distribution Center, (A) Agent shall have the right to the unencumbered use and occupancy of, and peaceful and quiet possession of, such Store or Distribution Center and the assets currently located at such Store or Distribution Center, in each case subject to the extent of Merchant’s rights and entitlement to use the same, and the services provided at such Store to the extent Merchant is entitled to such services and (B) Merchant shall not assign, reject, terminate or vacate any lease relating to any such Store or Distribution Center where such assignment, rejection, termination or vacatur would have an effective date on or prior to the applicable Sale Termination Date or Vacate Date for such Store or Distribution Center

(t) Merchant agrees and covenants that it shall retain sufficient funds, or make other arrangements satisfactory to Merchant and Agent, to enable Merchant to fully satisfy and perform its obligations under this Agreement and Merchant shall use those funds to fully satisfy and perform its obligations under this Agreement.

(u) No investigation or due diligence conducted by Agent shall limit, modify or negate any of the foregoing representations or warranties.

11.2 Agent’s Representations, Warranties and Covenants. Agent hereby represents, warrants and covenants in favor of Merchant as follows:

(a) Agent: (i) is a limited liability company duly and validly existing and in good standing under the laws of the state of its organization; (ii) has all requisite power and authority to carry on its business as presently conducted and to consummate the transactions contemplated hereby; (iii) is, and during the Sale Term will continue to be, duly authorized and qualified to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification, including all jurisdictions in which the Stores are located, except, in each case, to the extent that the failure to be in good standing or so qualified could not reasonably be expected to have a material adverse effect on the ability of Agent to execute and deliver this Agreement and perform fully its obligations hereunder.

(b) Agent has the right, power and authority to execute and deliver each of the Agency Documents to which it is a party and to perform fully its obligations thereunder. Agent has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents, and no further consent or approval is required on the part of Agent for Agent to enter into and deliver the Agency Documents, to perform its obligations thereunder and to consummate the Sale. Each of the Agency Documents has been duly executed and delivered by the Agent and constitutes the legal, valid and binding obligation of Agent enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is consider in a proceeding in equity or at law). No court order or decree of any federal, state or local governmental authority or regulatory body is in effect that would prevent or impair, or is required for, Agent’s consummation of the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefor, other than as provided herein. No contract or other agreement to which Agent is a party or by which Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

(c) No action, arbitration, suit, notice or legal administrative or other proceeding before any court or governmental body has been instituted by or against Agent, or has been settled or resolved or, to Agent’s knowledge, has been threatened against or affects Agent, which questions the validity of this Agreement or any action taken or to be taken by Agent in connection with this Agreement or which, if adversely determined, would have a material adverse effect upon Agent’s ability to perform its obligations under this Agreement.

(d) The Sale shall be conducted in compliance with all applicable state and local laws, rules and regulations and Merchant’s leases and other agreements, except as otherwise provided in this Agreement or the Approval Order.

(e) Absent prior consent by the Merchant, except to the extent otherwise required by this Agreement, Agent will not cause any non-emergency repairs or maintenance (emergency repairs are repairs necessary to preserve the security of a Store premise or to ensure customer safety) to be conducted at the Stores.

(f) To the best of Agent’s knowledge, all Additional Agent Merchandise are in compliance with all applicable federal, state or local product safety laws, rules and standards. All Additional Agent Merchandise shall be of like kind and no lesser quality to the Merchandise located in the Stores on the Sale Commencement Date.

Section 12. Insurance.

12.1 Merchant’s Liability Insurance. Merchant shall continue at its cost and expense (subject to Section 4.1(x)) until the Sale Termination Date, in such amounts as it currently has in effect, all of its liability insurance policies, including, but not limited to, commercial general liability, products liability, comprehensive public liability, auto liability and umbrella liability insurance, covering injuries to persons and property in, or in connection with, Merchant’s operation of the Stores; and Merchant shall cause Agent to be named as an additional insured or loss payee (as its interest may appear) with respect to all such policies. Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming Agent as an additional insured or loss payee (as its interest may appear), in form reasonably satisfactory to Agent. All such policies shall require at least thirty (30) days’ prior notice to Agent of cancellation, non-renewal or material change. In the event of a claim under any such policies, Merchant shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, unless it is determined that liability arose by reason of the willful misconduct or grossly negligent acts or omissions of Agent, or Agent’s employees, independent contractors or agents. Merchant shall not make any change in the amount of any deductibles, retentions or self-insurance amounts prior to the Sale Termination Date without Agent’s prior written consent.

12.2 Merchant’s Casualty Insurance. Merchant shall provide, as an Expense, throughout the Sale Term fire, flood, theft and extended coverage casualty insurance covering the Merchandise (and, if requested, at Agent’s expense not as an Expense hereunder, the Additional Agent Merchandise) in a total amount equal to no less than the retail value thereof. From and after the date of this Agreement until the Sale Termination Date, all such policies will also name Agent as an additional insured or loss payee (as its interest may appear). In the event of a loss to the Merchandise on or after the date of this Agreement, the Proceeds of such insurance attributable to the Merchandise shall constitute Proceeds hereunder (net of any applicable deductible). Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance, setting forth the duration thereof and naming the Agent as an additional insured or loss payee (as its interest may appear), in form and substance reasonably satisfactory to Agent. All such policies shall require at least thirty (30) days’ prior notice to the Agent of cancellation, non-renewal or material change. Merchant shall not make any change in the amount of any deductibles or self-insurance amounts prior to the Sale Termination Date without Agent’s prior written consent.

12.3 Agent’s Insurance. Agent shall maintain at Agent’s cost as an Expense hereunder throughout the Sale Term, in such amounts as it currently has in effect, commercial general liability policies covering injuries to persons and property in or in connection with Agent’s agency at the Store, and shall cause Merchant to be named as an additional insured with respect to such policies. Agent shall deliver to Merchant certificates evidencing such insurance policies setting forth the duration thereof and naming Merchant as an additional insured, in form and substance reasonably satisfactory to Merchant. In the event of a claim under any such policies, Agent shall be responsible as an Expense hereunder for the payment of all deductibles, retentions or self-insured amounts thereunder, unless it is determined that liability arose by reason of the willful misconduct or grossly negligent acts or omissions of Merchant or Merchant’s employees, independent contractors or agents (other than Agent or Agent’s employees, agents or independent contractors). All such policies shall require at least thirty (30) days’ prior notice to the Merchant of cancellation, non-renewal or material change. Agent shall not make any change in the amount of any deductibles or self-insurance amounts prior to the Sale Termination Date without Merchant’s prior written consent.

12.4 Worker’s Compensation Insurance. Subject to approval by the Bankruptcy Court, Merchant shall at all times during the Sale Term maintain in full force and effect workers’ compensation insurance (including employer liability insurance) covering all Retained Employees in compliance with all statutory requirements and in such amounts as it currently has in effect. Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance.

Section 13. Indemnification.

13.1 Merchant’s Indemnification. Merchant shall indemnify and hold Agent and its officers, directors, employees, agents, representatives, and independent contractors (collectively, “Agent Indemnified Parties”) harmless from and against all claims, causes of action, demands, penalties, losses, liability, damage, or other obligations, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from or related to: (i) Merchant’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document; (ii) subject to Agent’s compliance with its obligations under Section 8.3 hereof, any failure by Merchant to pay any Sales Taxes to the proper taxing authorities or to properly file with any taxing authorities any reports or documents required by applicable law to be filed in respect thereof; (iii) subject to Agent’s satisfaction of its obligations pursuant to Sections 4.1(a) and (b) hereof, any failure of Merchant to pay to its employees any wages, salaries or benefits due to such employees during the Sale Term or other claims asserted against Agent by Merchant’s employees resulting from Merchant’s (and not Agent’s) treatment of its employees; (iv) any consumer warranty or products liability claims relating to Merchandise; (v) any liability or other claims asserted by customers, any of Merchant’s employees, or any other person against any Agent Indemnified Party (including, without limitation, claims by employees arising under collective bargaining agreements, worker’s compensation or under the WARN Act), other than any such matter arising from the willful misconduct or gross negligence of Agent or its officers, directors, employees, agents or supervisors; (vi) any harassment or any other unlawful, tortious, or otherwise actionable treatment of any customers, employees or agents of Agent by Merchant or any of its representatives; (vii) so long as Agent complies with its obligations under Sections 4.1 and 4.2, any failure of Merchant to pay any Occupancy Expenses or Central Services Expenses during the Sale Term; (viii) the gross negligence (including omissions) or willful misconduct of the Merchant, its officers, directors, employees, agents (other than Agent) or representatives.

13.2 Agent Indemnification. Agent shall indemnify and hold the Merchant and its officers, directors, employees, agents and representatives harmless from and against all claims, causes of action, demands, penalties, losses, liability, damage, or other obligations, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from, or related to: (i) Agent’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document; (ii) any claims by any party engaged by Agent as an employee or independent contractor arising out of such employment; (iii) any harassment or any other unlawful, tortious or otherwise actionable treatment of any customers, employees or agents of the Merchant by Agent or any of its representatives; (iv) as set forth in section 8.3 above; (v) any consumer warranty or product liability claims relating to Additional Agent Merchandise; and (vi) the gross negligence (including omissions) or willful misconduct of Agent, its officers, directors, employees, agents or representatives.

Section 14. Defaults. The following shall constitute “Events of Default” hereunder:

(a) The Merchant or Agent shall fail to perform any material obligation hereunder if such failure remains uncured five (5) days after receipt of written notice thereof;

(b) Any representation or warranty made by the Merchant or Agent proves untrue in any material respect as of the date made and, to the extent curable, continues uncured five (5) days after written notice to the defaulting party; or

(c) The granting of a motion by any party to covert the Merchant’s bankruptcy case to a case under another chapter of the Bankruptcy Code (other than chapter 11) or to appoint a chapter 11 trustee.

(d) The Sale is terminated prior to the Sale Termination Date or materially interrupted or impaired for any reason other than (i) an Event of Default by Agent, (ii) any other material breach or action by Agent not authorized hereunder or (iii) events or circumstances described in Section 8.8; provided that it shall be an Event of Default if the Sale is terminated prior to Sale Termination Date or materially interrupted or impaired at more than ten (10) Stores for a period of at least four (4) days at each such Store as a result of one or more events or circumstances described in Section 8.8).

Upon an Event of Default, the non-defaulting party (in the case of (a) or (b) above), or Agent (in the case of (c) or (d) above) may in its discretion elect to terminate this Agreement, and any party’s damages or entitlement to equitable relief on account of an Event of Default shall (in addition to the right to terminate as provided above) be determined by the Bankruptcy Court

Section 15. Agent’s Security Interest.

(a) Effective upon payment by Agent of the Initial Guaranty Payment and issuance of the Letter of Credit, Merchant hereby grants to Agent first priority (subject to Section 15(b) below), senior security interests in and liens upon: (i) the Merchandise; (ii) all Proceeds (including, without limitation, credit card Proceeds and the Designated Deposit Accounts); (iii) Agent’s commission regarding the sale or other disposition of Merchant’s Consignment Goods under Section 5.4 hereof; (iv) the commission regarding the sale or other disposition of Owned FF&E under Section 7 hereof; and (v) all “proceeds” (within the meaning of Section 9-102(a)(64) of the Code) of each of the foregoing (all of which are collectively referred to herein as the “Agent Collateral”), to secure the full payment and performance of all obligations of Merchant to Agent hereunder. Upon occurrence of all of the entry of the Approval Order, payment of the Initial Guaranty Payment, and issuance of the Letter of Credit, the security interests and liens granted to the Agent hereunder shall be deemed properly perfected without the necessity of filing UCC-1 financing statements or any other documentation.

(b) Without any further act by or on behalf of the Agent or any other party (including, without limitation, the Administrative Agent or any Lender), the Agent’s security interests in and liens upon the Agent Collateral created hereunder are (i) validly created, (ii) effective upon the occurrence of all of the entry of the Approval Order, payment of the Initial Guaranty Payment, and issuance of the Letter of Credit, perfected, and (iii) senior to all other liens and security interests, provided, however, that (i) until the Merchant receives payment in full of the Guaranteed Amount and all other amounts required to be paid by Agent to Merchant hereunder, the security interest and lien granted to Agent hereunder shall remain junior and subordinate in all respects to the security interests and lien of the Administrative Agent, on behalf of the Lenders, in the Agent Collateral but solely to the extent and amount of the unpaid portion of the Guaranteed Amount and other amounts payable hereunder and (ii) upon payment in full of the Guaranteed Amount and all other amounts payable hereunder, any security interest or lien of the Agent or any of the Lenders in the Agent Collateral shall be junior and subordinate in all respects to the security interests and liens of Agent. Merchant, the Administrative Agent and the Lenders shall cooperate with Agent with respect to all filings (including (without limitation) UUC-1 financing statements) and other actions to the extent reasonably requested by Agent in connection with the security interests and liens granted under this Agreement.

(c) Merchant will not sell, grant, assign or transfer any security interest in, or permit to exist any lien or encumbrance on, any of the Agent Collateral other than in favor of the Agent and as set forth on Exhibit 11.1(c).

(d) In the event of an occurrence of an Event of Default by the Merchant hereunder, in any jurisdiction where the enforcement of its rights hereunder is sought, the Agent shall have, in addition to all other rights and remedies, the rights and remedies of a secured party under the Code.

(e) “Code” shall mean the Uniform Commercial Code as the same may be in effect from time to time in the State of Delaware.

Section 16. Termination; Bid Protections.

16.1 Termination. This Agreement may be terminated at any time before the Sale Commencement Date as follows:

(a) upon written notice by Agent or Merchant, if the Sale Commencement Date has not occurred on or prior to April 7, 2017 and the failure of the Sale Commencement Date to occur is not caused by or the result of a material breach of this Agreement by the party giving such notice;

(b) by mutual written consent of the Merchant and the Agent;

(c) automatically and without any action or notice by either Agent or Merchant, immediately upon the occurrence of any of the following events:

(i) the issuance of a final and non-appealable order by any agency, division, subdivision, audit group, procuring office, or governmental or regulatory authority, or any adjudicatory body thereof, of the United States or any state thereof, any foreign government or state or any municipal or other political subdivision thereof to restrain, enjoin, or otherwise prohibit the transfer of the Assets contemplated hereby; or

(ii) approval by the Bankruptcy Court of, or the filing by or on behalf of Merchant of a motion or other request to approve, any financing, refinancing, acquisition, divestiture, public offering, recapitalization, business combination or reorganization of or involving all or a material portion of, collectively, the Merchandise, the DSW Merchandise and the Owned FF&E (other than any transaction with Agent or an affiliate of Agent) or any standalone plan of reorganization for Merchant involving the retention of all or a material portion of, collectively, the Merchandise, the DSW Merchandise and the Owned FF&E (an “Alternative Transaction”); or

(iii) Agent is not approved by the Bankruptcy Court as the Successful Bidder after completion of the Auction (each as defined in the Bid Procedures), if any, conducted pursuant to the Bid Procedures and the Bid Procedures Order; or

(iv) Merchant’s Bankruptcy Case being converted into a case under Chapter 7 of the Bankruptcy Code or dismissed;

(d) upon written notice by Agent:

(i) if Agent is not in material breach of this Agreement and there has been a material violation or breach by Merchant of any representation, warranty, covenant or agreement contained in this Agreement that (A) has rendered the satisfaction of any condition to the obligations of Agent set forth in Section 10(a) impossible, (B) has not been waived by Agent, and (C) is not capable of being cured or, if capable of being cured, is not cured in all material respects by the earlier of (1) April 7, 2017 and (2) the date that is seven (7) days following Merchant’s receipt of written notification by Agent of such breach; or

(ii) if Merchant fails to file a petition for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the “Petition”) within two (2) business days after the date of this Agreement (the date of the filing of the Petition, the “Petition Date”); or

(iii) if Merchant fails to file, on or prior to the date that is one (1) business day after the Petition Date, a motion (the “Bid Procedures Motion”) seeking entry of an order or orders, reasonably acceptable in form and substance to Agent and Merchant (the “Bid Procedures Order”), (A) approving (1) Agent as stalking horse agent on the terms set forth in this Agreement, (2) bid procedures in substantially the form annexed hereto as Exhibit 16.1(d)(iii) (the “Bid Procedures”) and (3) the Bid Protections, and (B) expressly making the Bid Procedures Order binding on any Trustee appointed for the Merchant under any provision of the Bankruptcy Code, whether the Merchant’s Bankruptcy Case is proceeding under Chapter 7 or Chapter 11 of the Bankruptcy Code; or

(iv) if the Bankruptcy Court does not enter the Bid Procedures Order on or prior to March 22, 2017; or

(v) if the Bankruptcy Court does not enter the Approval Order, in form and substance meeting the standards set forth in Section 2(b), on or prior to April 6, 2017.

(e) upon written notice by Merchant:

(i) if Merchant is not in material breach of this Agreement and there has been a material violation or breach by Agent of any representation, warranty, covenant or agreement contained in this Agreement that (A) has rendered the satisfaction of any condition to the obligations of Merchant set forth in Section 10(b) impossible, (B) has not been waived by Merchant, and (C) is not capable of being cured or, if capable of being cured, is not cured in all material respects by the earlier of (1) April 7, 2017 and (2) the date that is seven (7) days following Agent’s receipt of written notification by Merchant of such breach.

In the event that this Agreement is validly terminated as provided herein, then each of the parties to this Agreement shall be relieved of its duties and obligations arising under this Agreement after the date of such termination; provided, however, that the provisions of Sections 16 (including, without limitation, the Bid Protections) and 17 shall survive any such termination and shall be enforceable hereunder; provided further, however, that nothing in this Section 16.1 shall be deemed to release any party from liability for any breach of its obligations under this Agreement.

16.2 Bid Protections. Subject to approval of the Bankruptcy Court, in consideration for Agent having expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of the assets of Merchant and to compensate Agent as a stalking-horse bidder, Merchant shall pay and Agent shall receive, (i) in the event that this Agreement is terminated pursuant to Section 16.1(a) (if Merchant fails to use reasonable best efforts to cause the Sale Commencement Date to occur as soon as practicable after the Petition Date and Merchant subsequently consummates an Alternative Transaction within three (3) months thereafter), 16.1(c)(ii), 16.1(c)(iii), 16.1(d)(i), 16.1(d)(ii), 16.1(d)(iii), 16.1(d)(iv) (if Merchant subsequently consummates an Alternative Transaction within three (3) months thereafter) or 16.1(d)(v) (if Merchant subsequently consummates an Alternative Transaction within three (3) months thereafter), a breakup fee equal to $1,125,000.00 (the “Break-Up Fee”) plus an amount equal to the reasonable and documented third party costs, fees, and expenses incurred by Agent (including, without limitation, (x) the reasonable costs and expenses of acquiring signage and other advertising and promotional materials in connection with the Sale (the “Signage Costs”), (y) the costs and expenses incurred by Agent in acquiring Additional Agent Merchandise in connection with the Sale pursuant to non-cancellable orders up to $10,000,000.00 in the aggregate (the “Additional Agent Merchandise Costs”) and (z) the reasonable fees and expenses of legal, accounting and financial advisors) in connection with this Agreement and the transactions contemplated hereby (the “Expense Reimbursement” and, together with the Break-Up Fee, the “Bid Protections”) and (ii) in the event that this Agreement is terminated pursuant to Section 16.1(a) (except as set forth above), 16.1(c)(i), 16.1(c)(iv), 16.1(d)(iv) (except as set forth above) or 16.1(d)(v) (except as set forth above), the Expense Reimbursement alone; provided, however, that, with respect to clauses (i) and (ii) above, in no event shall the amount of the Expense Reimbursement (other than the Signage Costs and (to the extent incurred pursuant to commitments disclosed to Merchant at or prior to the Bid Deadline (as defined in the Bid Procedures)) the Additional Agent Merchandise Costs) exceed $250,000.00. Notwithstanding the foregoing, Merchant shall not be responsible for any Signage Costs or Additional Agent Merchandise Costs incurred prior to the earlier of (i) the date that is ten (10) days following the date of this Agreement and (ii) the date on which the Bid Procedures Order is entered. Subject to approval of the Bankruptcy Court, the Bid Protections shall have administrative expense claim status in the Bankruptcy Cases pursuant to Section 507 of the Bankruptcy Code, senior to all other administrative expense priority claims, shall be secured by (and Merchant hereby grants) a legal, valid and binding first-priority lien on, to the extent of Merchant’s interest therein, any cash deposit, if any, paid by any Alternative Transaction bidder and the proceeds of any Alternative Transaction (which lien, for the avoidance of doubt, shall be senior to any lien or security interest in favor of the Agent or any Lender and, upon entry of the Bid Procedures Order, shall be deemed properly perfected without the need for further filings or documentation) and shall be paid in cash within three (3) business days after the termination hereof giving rise to such Bid Protections (or, if Agent’s right to Bid

Protections is triggered by consummation of an Alternative Transaction after a termination, the consummation of such Alternative Transaction). Agent shall have no right to, nor shall Merchant have any liability with respect to, the Bid Protections for any other reason. The Break-Up Fee and the Expense Reimbursement constitute liquidated damages and not a penalty and are the exclusive remedy of Agent for any termination of this Agreement pursuant to a termination provision under which either the Bid Protections or the Expense Reimbursement are payable. Agent shall not bring any cause of action against or otherwise seek remedies from, Merchant or any of its affiliates or any other party hereto (other than for payment of the applicable Break-Up Fee and the Expense Reimbursement when payable hereunder), whether in equity or at law, for breach of contract, in tort or otherwise, in the event of any termination of this Agreement pursuant to a termination provision under which either the Bid Protections or the Expense Reimbursement are payable. Subject to the payment of the Bid Protections in accordance with this Section 16.2, the Agent shall deliver all signage and other advertising and promotional material and all Additional Agent Merchandise to an alternative Successful Bidder. For the avoidance of doubt, the Break-Up Fee and Expense Reimbursement shall not be payable if the Agent or any of its affiliates is part of the Successful Bidder group.

Section 17. Miscellaneous.

17.1 Notices. All notices and communications provided for pursuant to this Agreement shall be in writing and sent by email, by hand, by facsimile or by Federal Express or other recognized overnight delivery service, as follows:

If to the Agent:

Tiger Capital Group, LLC

340 N. Westlake Boulevard, Suite 260

Westlake Village, CA 91362

Attn: Dan Kane

Facsimile: (805) 497-2211

Email: DKane@TigerGroup.com

Great American Group

21860 Burbank Blvd

Woodland Hills, CA 91367

Attn: Scott Carpenter, President GA Retail

         Alan N. Forman, EVP & GC

Facsimile: (818) 746-9170

Email: scarpenter@greatamerican.com;

With a copy (which shall not constitute notice) to:	aforman@brileyfin.com Wachtell, Lipton, Rosen & Katz 51 West 52nd Street

New York, NY 10019 Attn: Scott K. Charles, Esq.; Neil M. Snyder, Esq. Facsimile: (212) 403-2000 Email: skcharles@wlrk.com; nmsnyder@wlrk.com

If to the Merchant:	Gordmans Stores, Inc. 1926 South 67th Street Omaha, NE 68106 Attn: Andrew T. Hall Facsimile: (402) 691-4269 Email: andy.hall@gordmans.com

With a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP 300 N. LaSalle Chicago, IL 60654 Attn: Patrick J. Nash, P.C.; Gerald T. Nowak, P.C. Brad Weiland Bradley Reed Facsimile: (312) 862-2200 Email: patrick.nash@kirkland.com;
If to the Administrative Agent or any Lender:	gerald.nowak@kirkland.com; brad.weiland@kirkland.com bradley.reed@kirkland.com
Wells Fargo Capital Finance One Boston Place, 19th Floor Boston, MA 02108 Attn: D. Michael Murray Facsimile: (855) 471-2616 Email: donald.m.murray@wellsfargo.com

With a copy (which shall not constitute notice) to:

Riemer & Braunstein LLP

7 Times Square Tower, Suite 2506

New York, NY 10036

Attn: Steven E. Fox

Facsimile: (212) 789-3195

Email: SFox@riemerlaw.com

Greenberg Traurig, LLP

One International Place

Boston, Massachusetts 02110

Attn: Jeffrey M. Wolf

Facsimile: (617) 279-8447

Email: wolfje@gtlaw.com

17.2 Governing Law/Exclusive Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without reference to any conflict of laws provisions thereof, except where governed by the Bankruptcy Code. Each of the parties hereto irrevocably and unconditionally submits, for itself and its properties, to the exclusive jurisdiction of the Bankruptcy Court, in any action or proceeding arising out of or relating to this Agreement.

17.3 Amendments. This Agreement may not be modified except in a written instrument executed by each of Merchant and Agent; provided, however, that no modification may be made to Sections 3.1, 3.2, 3.3, 15 or 16 or this Section 17.3, or modify or amend any other provision of this Agreement to obligations of the Administrative Agent or any Lender, or limit or eliminate any rights expressly granted hereunder to the Administrative Agent or any Lender, in each case without the written consent of the Administrative Agent.

17.4 No Waiver. No consent or waiver by any party, express or implied, to or of any breach or default by the other in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

17.5 Currency. All reference to dollars in this Agreement and all schedules, exhibits, and ancillary documents related to this Agreement shall refer to US dollars.

17.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of Agent and Merchant, including but not limited to any chapter 11 or chapter 7 trustee. No party to this Agreement shall be permitted to assign its obligations under this Agreement; provided that any entity comprising Agent may assign its rights and obligations under this Agreement to one or more persons affiliated with, or formed by, such entity without consent of any other party hereto (but with prior written notice to Merchant), provided such assigning entity shall remain obligated hereunder; provided, further, that any entity comprising Agent may assign its right to receive payments under this Agreement collaterally to its lender as security.

17.7 Execution in Counterparts. This Agreement may be executed in one or more counterparts. Each such counterpart shall be deemed an original but all such counterparts together shall constitute one and the same agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine, electronic mail or other electronic transmission in which the actual signature is evident, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or thereto shall re-execute original forms hereof and deliver them to all other parties. No party hereto shall raise the use of a facsimile machine, electronic mail, or other electronic transmission in which the actual signature is evident to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, electronic mail or other electronic transmission in which the actual signature is evident as a defense to the formation of a contract and each party forever waives such defense. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against which enforcement is sought.

17.8 Section Headings. The headings of sections of this Agreement are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.

17.9 Wiring of Funds. All amounts required to be paid by Agent or the Merchant under any provision of this Agreement shall be made by wire transfer of immediately available funds which shall be wired by Agent or Merchant, as applicable, no later as 2:00 p.m. (Eastern Time) on the date that such payment is due; provided, however, that all of the information necessary to complete the wire transfer has been received by Agent or Merchant, as applicable, by 10:00 a.m. (Eastern Time) on the date that such payment is due. In the event that the date on which any such payment is due is not a business day, then such payment shall be made by wire transfer on the next business day.

17.10 Nature of Remedies. Except to the extent expressly set forth herein, all rights, remedies, powers, privilege and adjustments under sections 3.1(b), 3.1(c), 3.4 and 11.1(o) shall be in addition to and not in limitation of those provided elsewhere in this Agreement or by applicable law. No failure to exercise and no delay in exercising, on the part of the Agent, any right, remedy, power, privilege or adjustment hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, privilege, or adjustment hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, privilege, or adjustment.

17.11 Further Assurances. From time to time, and without further consideration, each of Merchant and Agent covenants and agrees that each such party shall execute and deliver, or shall cause to be executed and delivered, such other instruments of transfer and conveyance and other documents and take such other actions as the other party may reasonably request as necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of all closing conditions that are within the control of Merchant or Agent, as applicable, and reasonably cooperating with the Sale), and shall lend all reasonable assistance to the other party in conducting the Sale and otherwise in the carrying out of the intentions and purposes of this Agreement. Each of Merchant and Agent further covenants and agrees that it shall promptly deliver to the other party all such information and documents as such party shall reasonably request in connection with the Sale.

17.12 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels all prior agreements, including, but not limited to, all proposals, letters of intent or representations, written or oral, with respect thereto.

IN WITNESS WHEREOF, the Agent and the Merchant hereby execute this Agreement by their duly authorized representatives as a sealed instrument as of the day and year first written above.

GORDMANS STORES, INC.

By:	/s/ James. B. Brown
Name: James. B. Brown Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

GORDMANS INTERMEDIATE HOLDING CORP.

By:	/s/ James. B. Brown
Name: James. B. Brown Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

GORDMANS, INC.

By:	/s/ James. B. Brown
Name: James. B. Brown Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

GORDMANS MANAGEMENT COMPANY, INC.

By:	/s/ James. B. Brown
Name: James. B. Brown Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Signature Page to Agency Agreement

GORDMANS DISTRIBUTION COMPANY, INC.

By:	/s/ James. B. Brown
Name: James. B. Brown Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

GORDMANS LLC

By:	/s/ James. B. Brown
Name: James. B. Brown Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Signature Page to Agency Agreement

TIGER CAPITAL GROUP, LLC

By:	/s/ Michael McGrail
Name: Michael McGrail Title: COO

GREAT AMERICAN GROUP, LLC

By:	/s/ Scott K. Carpenter
Name: Scott K. Carpenter Title: President

ACKNOWLEDGED AND AGREED:

WELLS FARGO BANK, N.A.,

on behalf of itself and the Lenders

By:	/s/ D. Michael Murray
Name: D. Michael Murray
Title: Managing Director

Signature Page to Agency Agreement